     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 1997
                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------
                                   FORM S-1

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                MEGABIOS CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                     8731                    94-3156660
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)
    INCORPORATION OR
      ORGANIZATION)

                               ----------------

                               863A MITTEN ROAD
                             BURLINGAME, CA 94010
                                (415) 697-1900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              PATRICK G. ENRIGHT
                  CHIEF FINANCIAL OFFICER AND VICE PRESIDENT
                                MEGABIOS CORP.
                               863A MITTEN ROAD
                             BURLINGAME, CA 94010
                                (415) 697-1900
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

        ALAN C. MENDELSON, ESQ.            ROBERT V. GUNDERSON, JR., ESQ.
        PATRICK A. POHLEN, ESQ.                 DAVID T. YOUNG, ESQ.
          COOLEY GODWARD LLP             GUNDERSON DETTMER STOUGH VILLENEUVE
         FIVE PALO ALTO SQUARE                FRANKLIN & HACHIGIAN, LLP
          3000 EL CAMINO REAL                  155 CONSTITUTION DRIVE
       PALO ALTO, CA 94306-2155                 MENLO PARK, CA 94025
            (415) 843-5000                         (415) 321-2400

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                          PROPOSED        PROPOSED
                            AMOUNT        MAXIMUM          MAXIMUM
  TITLE OF SECURITIES        TO BE     OFFERING PRICE     AGGREGATE        AMOUNT OF
    TO BE REGISTERED     REGISTERED(1)  PER SHARE(2)  OFFERING PRICE(2) REGISTRATION FEE
----------------------------------------------------------------------------------------
Common Stock, $.001 par
 value.................    2,875,000       $13.00        $37,375,000        $11,325
----------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes 375,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.
(2) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED AUGUST  , 1997

                                2,500,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

  All of the 2,500,000 shares of Common Stock offered hereby are being sold by Megabios Corp. ("Megabios" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price for the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "MEGA."

  THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               Price to Underwriting Proceeds to
                                                Public  Discount (1) Company (2)
--------------------------------------------------------------------------------
Per Share....................................    $          $           $
Total (3)....................................   $          $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.

(2) Before deducting expenses payable by the Company estimated at $600,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to an additional 375,000 shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the
    Price to Public will total $       , the Underwriting Discount will total
    $        and the Proceeds to the Company will total $       . See
    "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about    , 1997.

                                  -----------

MONTGOMERY SECURITIES                                          HAMBRECHT & QUIST

                                       , 1997

      [GRAPHIC DEPICTION OF FIGURE ILLUSTRATING BUSINESS OPPORTUNITIES]

TITLE: (Centered)
                        "Megabios Business Opportunity"

A. GENES AS POTENTIAL THERAPEUTIC PRODUCTS
    . 100,000 genes in the human genome.
    . At least 5,000 genes of known function.
    . Many genes have been identified as potential therapeutic genes. . Certain therapeutic genes may be attractive product candidates.

B. MEGABIOS' PROPRIETARY GENE DELIVERY SYSTEMS
    . Lack of safe, effective gene delivery technology has limited the development of gene-based therapeutics.
    . Megabios develops proprietary gene delivery technology and provides preclinical development expertise.
    . Megabios' in vivo, non-viral gene delivery technology is designed to avoid the limitations of other gene delivery systems.

C. PORTFOLIO OF PRODUCT CANDIDATES SPONSORED BY CORPORATE PARTNERS
    . Megabios' goal is to create a portfolio of funded product development programs.
    . Clinical programs are expected to be sponsored through corporate partnerships.
    . Such collaborations are structured to provide research and development funding, milestone payments and royalties.
    . Megabios' three corporate partners are: Glaxo Wellcome plc for the treatment of cystic fibrosis, Pfizer Inc for the treatment of cancer via angiogenesis inhibition, and Eli Lilly and Company for the treatment of cancer using BRCA-1.






                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN ACTIVITIES THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY INCLUDING OVERALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. THESE TRANSACTIONS MAY BE EFFECTED ON NASDAQ OR OTHERWISE AND, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

  The Company was incorporated in California in April 1992 and will be reincorporated in Delaware prior to effectiveness of this offering. The Company's executive offices are located at 863A Mitten Road, Burlingame, California 94010, and its telephone number is (415) 697-1900.

                 [GRAPHIC DEPICTION OF MEGABIOS' TECHNOLOGY]

The artwork will feature a rendering of the information contained in the table on page 30 of the prospectus and a rendering of the drawing on page 25 of the prospectus. In addition, the left hand panel will contain text describing Megabios' core technology, as drafted in the prospectus.

LEGEND

The Company's gene delivery systems are under development and have not been approved for sale in any country. Such approval may take several years and there can be no assurance that such approval will ever be obtained. See "Risk Factors."

TEXT

A. MEGABIOS' PLATFORM TECHNOLOGY

   Megabios is developing seven series of gene delivery systems and expects to design additional series of gene delivery systems.

   Megabios believes that its gene delivery systems may have the following benefits:
   . therapeutically-relevant gene expression,
   . tissue-specific gene delivery and expression, . ease of handling and administration, . stability and scalable manufacturing methods and . improved safety profile.

B. DELIVERY AND EXPRESSION OF A THERAPEUTIC GENE

   Megabios' proprietary gene delivery systems consist primarily of two components: (i) DNA plasmids containing a therapeutic gene that controls its proper expression; and (ii) lipids and other agents that facilitate the delivery of the DNA plasmids into the target cell.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes: (i) the shares issued in the May 1997 Series F Preferred Stock financing are not outstanding; (ii) a 1-for-3 reverse split of the Company's outstanding Common Stock and Preferred Stock to be effected prior to effectiveness of this offering; (iii) the reincorporation of the Company in the State of Delaware to be effected prior to effectiveness of this offering; (iv) the conversion of all outstanding shares of Preferred Stock into shares of Common Stock to be effected upon the closing of this offering; and (v) no exercise of the Underwriters' over-allotment option. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

                                  THE COMPANY

  Megabios Corp. ("Megabios" or the "Company") develops proprietary gene delivery systems and provides preclinical development expertise to create gene-based therapeutics for the treatment or prevention of genetic and acquired diseases. The Company has developed several in vivo, non-viral gene delivery systems to address a number of potential therapeutic applications using a variety of therapeutic genes. The Company's clinical development and commercialization strategy is to enter into collaborative research and development agreements or "corporate partnerships" with pharmaceutical and biotechnology companies. To date, the Company has established corporate partnerships with Glaxo Wellcome plc ("Glaxo Wellcome") to develop a treatment for cystic fibrosis using the CFTR gene, Pfizer Inc ("Pfizer") to develop a treatment for solid tumors through angiogenesis inhibition and Eli Lilly and Company ("Lilly") to develop treatments for breast and ovarian cancer using the BRCA1 gene.

  Gene-based therapy is an approach to the treatment or prevention of certain diseases in which therapeutic genes are introduced into target cells to cause the production of specific proteins needed to bring about a therapeutic effect. To date, a limiting factor in gene-based therapy has been the lack of safe, effective gene delivery systems. The Company's in vivo, non-viral gene delivery systems are designed to avoid the significant limitations of ex vivo (whether viral or non-viral) and in vivo, viral gene delivery. Furthermore, the Company believes it has made progress in overcoming the limitations often associated with in vivo, non-viral gene delivery approaches. The Company believes that its proprietary, non-viral gene delivery systems may have the following benefits:
(i) therapeutically relevant gene expression; (ii) tissue-specific gene delivery and expression; (iii) ease of handling and administration, stability and scalable manufacturing methods and (iv) an improved safety profile. The Company's portfolio of gene delivery systems is classified by series based on the mode of administration and the cell type to which the gene-based therapeutic is delivered, with each formulation within a series having distinct specifications and potential applications. The Company intends to enter into corporate partnerships using each of its gene delivery systems for multiple potential applications.

  Megabios' emphasis on entering into corporate partnerships is intended to enable the Company to extend and leverage its technology platform, focus on preclinical development of gene-based therapeutics and create a portfolio of product development programs sponsored by its corporate partners. This strategy limits the Company's exposure to capital-intensive activities such as large-scale clinical trials, commercial manufacturing and sales and marketing activities, while providing the opportunity to receive a substantial economic interest in the products which it develops in conjunction with corporate partners, primarily through the receipt of royalties on product sales. In addition, the Company believes that creating a portfolio of product development programs will reduce the Company's dependence on any particular product development program.

  In April 1994, the Company entered into a corporate partnership with Glaxo Wellcome to develop a gene-based therapeutic for the treatment of cystic fibrosis. Cystic fibrosis is caused by a defect in the CFTR gene and is believed to afflict approximately 60,000 patients in the United States and Europe. The Company has conducted preclinical testing of a gene delivery system in the MB100 Series as a carrier for the CFTR gene. These studies include primate inhalation studies which have demonstrated expression of the human form of the CFTR gene in the correct cell type and at levels believed to be potentially therapeutic, with no evidence of inflammation, a common problem associated with non-viral gene-based therapeutics. In June 1997, Glaxo Wellcome commenced a Phase I/II clinical trial in cystic fibrosis patients using a gene delivery system in the MB100 Series as a carrier for the CFTR gene.

  In May 1996, the Company entered into a corporate partnership with Pfizer to develop a gene-based therapeutic for the treatment of solid tumors using gene delivery systems in the MB200 Series which are designed to deliver genes that inhibit angiogenesis. Angiogenesis is the formation of new blood vessels needed for solid tumors to survive and multiply. The initial disease targeted by this corporate partnership is non-small cell lung cancer, which affects over 300,000 patients annually in the United States and Europe. Gene delivery systems in the MB200 Series have been shown in animal models to achieve gene expression selectively in the vascular endothelial cells of the lung and other tissues following intravenous administration.

  In May 1997, the Company entered into a corporate partnership with Lilly to develop a gene-based therapeutic to treat breast and ovarian cancer using BRCA1, a gene which has been identified as a putative tumor suppressor. There are over 180,000 new cases of breast cancer and over 26,000 new cases of ovarian cancer reported each year in the United States. When a tumor suppressor gene, such as BRCA1, is missing or defective, a cell may begin to replicate uncontrollably resulting in the formation of a tumor. Increased expression of the BRCA1 gene in diseased tissue may inhibit or prevent the uncontrolled cell growth associated with cancer, without causing any adverse effect in normal cells. The Company and Lilly will develop a gene-based therapeutic using BRCA1 initially using gene delivery systems in the MB300 Series that are administered via direct injection.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company...  2,500,000 shares
Common Stock to be outstanding after
 the offering......................... 12,225,939 shares(1)
Use of proceeds....................... For research and development activities, leasehold improvements, the purchase of
                                       capital equipment, working capital and
                                       general corporate purposes.
Proposed Nasdaq National Market
 symbol............................... MEGA

--------
(1) Based on 9,725,939 shares outstanding as of July 15, 1997 (including shares of Series F Preferred Stock issued in May and June 1997). Excludes
    (i) 476,180 shares of Common Stock issuable upon exercise of outstanding stock options as of July 15, 1997 at a weighted average exercise price of $1.22 per share, (ii) 84,009 shares of Common Stock issuable upon exercise of warrants outstanding at July 15, 1997 at an exercise price of $3.88 per share, (iii) an additional 771,100 shares of Common Stock reserved for future grants pursuant to the Company's 1997 Equity Incentive Plan and (iv) 200,000 shares of Common Stock reserved for purchase pursuant to the Company's 1997 Employee Stock Purchase Plan.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                          APRIL 23, 1992                            NINE MONTHS ENDED
                          (INCEPTION) TO   YEAR ENDED JUNE 30,          MARCH 31,
                             JUNE 30,    -------------------------  ------------------
                             1993(1)      1994     1995     1996      1996      1997
                          -------------- -------  -------  -------  --------  --------
                                                                       (UNAUDITED)
STATEMENTS OF OPERATIONS
 DATA:
 Collaborative research
  and development
  revenue...............      $  --      $   500  $ 1,157  $ 1,890  $    750  $  4,586
 Operating expenses:
  Research and
   development..........        593        1,922    4,691    6,487     4,596     6,080
  General and
   administrative.......        165          796    1,811    2,169     1,548     1,498
                              -----      -------  -------  -------  --------  --------
    Total operating
     expenses...........        758        2,718    6,502    8,656     6,144     7,578
                              -----      -------  -------  -------  --------  --------
 Loss from operations...       (758)      (2,218)  (5,345)  (6,766)   (5,394)   (2,992)
 Interest income
  (expense), net........        (20)          65      (84)    (135)     (102)      131
                              -----      -------  -------  -------  --------  --------
 Net loss...............      $(778)     $(2,153) $(5,429) $(6,901) $ (5,496) $ (2,861)
                              =====      =======  =======  =======  ========  ========
 Pro forma net loss per
  share(2)..............                                   $ (0.94)           $  (0.33)
                                                           =======            ========
 Shares used in
  computing pro forma
  net loss per share(2).                                     7,339               8,566
                                                           =======            ========

                                                            MARCH 31, 1997
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(3)
                                                        --------  --------------
                                                              (UNAUDITED)
BALANCE SHEET DATA:
 Cash, cash equivalents and short-term investments..... $ 12,326     $ 39,626
 Working capital.......................................   10,707       38,007
 Total assets..........................................   17,064       44,364
 Long-term debt, less current portion..................    1,613        1,613
 Accumulated deficit...................................  (18,122)     (18,122)
 Total stockholders' equity............................   13,255       40,555

--------
(1) The Company's financial data for fiscal 1992 and 1993 is not presented separately as the Company's operations from April 23, 1992 to June 30, 1992 were immaterial.
(2) See Note 1 of Notes to Financial Statements for an explanation of the computation of pro forma net loss per share.
(3) Adjusted to give effect to the receipt of the estimated net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share. See "Use of Proceeds."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, prospective investors should consider carefully the following factors, together with the other information contained in this Prospectus, in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risk and uncertainty. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and other factors discussed elsewhere in this Prospectus. See "Risk Factors-- Special Note Regarding Forward-Looking Statements."

UNCERTAINTIES RELATED TO EARLY STAGE OF DEVELOPMENT

  The Company is at an early stage of development and must be evaluated in light of the uncertainties and complications present in an early stage biotechnology company. Since the Company's inception in 1992, substantially all of the Company's resources have been dedicated to the research and development of gene delivery systems, and no revenues have been generated from product sales. Because substantially all of the products under development by the Company are in research or preclinical development, revenues from the sale of any such products will not be realized for at least the next several years, if at all. There can be no assurance that any of the Company's product development efforts will be successfully completed, that any of the Company's products will be proven to be safe and effective, that regulatory approvals will be obtained at all or be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable cost or that any products, if introduced, will achieve market acceptance.

DEPENDENCE ON CORPORATE PARTNERS; NEED FOR ADDITIONAL CORPORATE PARTNERSHIPS

  The Company is highly dependent upon its separate corporate partnerships with Glaxo Wellcome, Pfizer and Lilly. In connection with these corporate partnerships, the Company has entered into agreements with Glaxo Wellcome (the "Glaxo Wellcome Agreement"), Pfizer (the "Pfizer Agreement") and Lilly (the "Lilly Agreement"). Under these agreements, each of Glaxo Wellcome, Pfizer and Lilly were or are required to undertake certain collaborative activities with the Company, fund research and development activities with the Company, make certain payments to the Company upon achievement of related milestone events and pay royalties to the Company if and when a product is commercialized by its corporate partners. There can be no assurance that Glaxo Wellcome, Pfizer or Lilly will devote sufficient resources to the Company's research programs or product development efforts on a timely basis, and such resources could vary and have varied due to factors unrelated to the Company's product development efforts. If such corporate partners fail to conduct these collaborative activities in a timely manner or at all, the preclinical or clinical development or commercialization of the Company's gene delivery systems could be delayed or terminated.

  The Pfizer Agreement permits Pfizer to cancel the Company's research and development program with Pfizer, for any reason, including reasons unrelated to such program, after June 1998 upon six months prior notice. In order to extend the program beyond June 1998, Pfizer is required prior to January 1998 to commit to purchase $10.0 million of the Company's Common Stock at a premium to the then current market value, subject to certain adjustments. The Company is uncertain whether Pfizer will exercise its option to extend the Pfizer Agreement and make the corresponding equity investment in the Company. Even if Pfizer exercises its option, there can be no assurance that research funds or milestone payments under the Pfizer Agreement will be received. The Lilly Agreement permits Lilly to cancel the Company's research and development program, for any reason, including reasons unrelated to such program, after May 1999 upon three months prior notice. There can be no assurance that the Lilly Agreement will be extended or that research funds or milestone payments under the Lilly Agreement will be received. Megabios' research obligations and Glaxo Wellcome's funding obligations under the Company's research program with Glaxo Wellcome have been completed, and the Company will only receive future payments, if any, under the Glaxo Wellcome Agreement through the achievement of certain milestones and the payment of royalties. There can be no assurance that any of these corporate partnerships will result in successfully commercialized products and the receipt by the Company of related royalty revenues.

Should the Company fail to receive research funds or should milestones set forth in any or all of the Glaxo Wellcome Agreement, the Pfizer Agreement or the Lilly Agreement not be achieved, or should Glaxo Wellcome, Pfizer or Lilly breach or terminate their respective agreements, either prior to scheduled termination or on a termination date, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business--Corporate Partners."

  The Company will need to enter into additional agreements with corporate partners or otherwise raise substantial additional funds to conduct the research and development, preclinical studies, clinical trials, manufacturing and marketing necessary to commercialize its gene delivery systems. The Company expects that future revenues from corporate partnerships, if any, will be dervied primarily from royalties on product sales. There can be no assurance that the Company will be able to establish such additional corporate partnerships on favorable terms, or at all, or that its current or future corporate partnerships will be successful. In addition, there can be no assurance that existing or future corporate partners will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors. There also can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any technology developed with corporate partners. Disagreements between corporate partners and the Company could lead to delays or termination in the research, development or commercialization of certain product candidates or result in litigation or arbitration, which would be time consuming and expensive. Should any corporate partner fail to develop or commercialize successfully any product to which it has obtained rights from the Company, the Company's business, financial condition and results of operations may be materially adversely affected. See "Business--Corporate Partners."

UNCERTAINTY OF PRODUCT DEVELOPMENT AND GENE-BASED THERAPEUTICS

  Before the Company or its corporate partners can obtain regulatory approval for the commercial sale of any of its products, the Company or its corporate partner must demonstrate, through preclinical studies and clinical trials, that a potential product is safe and efficacious for use in each target indication. There can be no assurance that the Company or its corporate partners will be permitted to undertake clinical testing of the Company's products, or, if permitted, that such products will receive other necessary regulatory approvals. The Company or its corporate partners may also experience delays in commencing clinical trials due to a variety of factors including unfavorable or delayed preclinical study results, inability to manufacture sufficient quantities of materials used for clinical trials, delays or difficulties in patient enrollment, delays in regulatory approvals and other factors. While the Company has demonstrated some evidence of the utility of its gene delivery systems in preclinical animal studies, these results do not predict safety or efficacy in humans, when, and if, clinical trials are conducted. The Company's products may prove to have undesirable and unintended side effects or other characteristics in preclinical development or clinical trials that may prevent or limit their use. In addition, there can be no assurance that any of the Company's products will ultimately obtain United States Food and Drug Administration ("FDA") or other regulatory or foreign marketing approval for any indication. See "Business--Corporate Partners" and "--Government Regulation."

  In addition to risks particular to the development of the Company's products, the Company's products are also subject to risks particular to the development of gene-based therapeutics. Gene-based therapy is a new and rapidly evolving technology and is expected to undergo significant technological changes in the future. While many companies are seeking to identify therapeutic genes and understand their function in the development and progression of various diseases, there is limited clinical data available regarding the safety and efficacy of gene-based therapeutics. The Company is not aware of any gene-based therapeutics that have received marketing approval from the FDA or the regulatory bodies of other countries. As a result of the limited data available or other factors, clinical trials relating to gene-based therapeutics may take longer to complete than clinical trials involving more traditional pharmaceuticals. There can be no assurance that any gene-based therapeutics will be demonstrated to be safe or effective or that the Company or its corporate partners will be able to manufacture such gene-based therapeutics on a commercial scale or in an economical manner.

UNCERTAINTY OF PATENT POSITION AND PROPRIETARY RIGHTS

  The patent positions of biotechnology and pharmaceutical companies are often uncertain and involve complex legal and factual questions, and the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. In addition, there is a substantial backlog of biotechnology patent applications at the U.S. Patent and Trademark Office (the "PTO") that may delay the review and the potential issuance of patents. The Company's success will depend to a significant degree on its ability to obtain patents and licenses to patent rights, to maintain trade secrets and to operate without infringing on the proprietary rights of others, both in the United States and in other countries.

  To date, the Company has filed a number of patent applications in the United States and other countries and has participated as a licensee in the filing of a number of patent applications in the United States and other countries. The Company intends to continue to file applications as appropriate for patents covering both its products and processes. There can be no assurance that patents will issue from any of these applications, that any patent will issue on technology arising from additional research or that patents that may issue from such applications will be sufficient to protect the Company's technology. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to invent the technology that is the subject of such patent applications. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds, products or processes that block or compete with those of the Company. The Company is aware of patent applications filed and patents issued to third parties relating to gene delivery technologies. The Company's development efforts are at an early stage, however, and the Company currently is unable to verify that any such patent applications or patents will have any effect on its products in development. Should any of its competitors have filed patent applications in the United States that claim technology also invented by the Company, the Company may have to participate in interference proceedings declared by the PTO in order to determine priority of invention and, thus, the right to a patent for the technology in the United States, all of which could result in substantial cost to the Company. In addition, litigation, which could result in substantial cost to the Company, may be necessary to enforce any patents issued to the Company or to determine the scope and validity of the proprietary rights of third parties. There can be no assurance that any patents issued to the Company or to licensors from whom the Company has licensed rights will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

  The commercial success of the Company depends significantly on its ability to operate without infringing upon the patents and other proprietary rights of third parties. There can be no assurance that the Company's technologies do not and will not infringe upon the patents or other proprietary rights of third parties. In the event of such infringement, the Company and its corporate partners may be enjoined from pursuing research, development or commercialization of their products or may be required to obtain licenses to these patents or other proprietary rights or to develop or obtain alternative technologies. There can be no assurance that the Company or its corporate partners will be able to obtain alternative technologies or any required license on commercially reasonable terms, if at all. If such licenses or alternative technologies are not obtained, the Company may be delayed or prevented from pursuing the development of certain of its potential products which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company also relies on proprietary information and trade secrets, including its proprietary database of preclinical in vivo experiments, to develop and maintain its competitive position. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to the Company's trade secrets or disclose such technology to the public, or that the Company can maintain and protect unpatented proprietary technology. The Company typically requires its employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements upon commencement of employment or other relationships with the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's technology in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that the Company's trade secrets will not otherwise become known or be discovered independently by its competitors. See "Business--Patents and Proprietary Technology."

NEED TO OBTAIN RIGHTS TO PROPRIETARY GENES AND TECHNOLOGY

  A number of the gene sequences that the Company and its corporate partners are investigating or may use in its products are or may become patented by others. As a result, the Company or its corporate partners may be required to obtain licenses to such gene sequences or other technology in order to use or market such products. In addition, some of the products based on the Company's gene delivery systems may require the use of multiple proprietary technologies. Consequently, the Company or its corporate partners may be required to make cumulative royalty payments to several third parties. Such cumulative royalties could reduce amounts paid to the Company or be commercially prohibitive. In connection with the Company's efforts to obtain rights to such gene sequences or other proprietary technology, the Company may find it necessary to convey rights to its technology to others. There can be no assurance that the Company or its corporate partners will be able to obtain any required licenses on commercially reasonable terms or at all. Failure by the Company or a corporate partner to obtain a license to any technology required to commercialize its products could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Patents and Proprietary Technology."

SIGNIFICANT GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

  The production and marketing of the Company's products and its ongoing research and development activities are subject to extensive regulation by governmental authorities in the United States and other countries. The Company believes that the commercial uses of its products will be regulated as biologics by the FDA and comparable regulatory bodies of other countries. Gene-based therapy is, however, a relatively new technology, and the regulatory requirements governing gene-based therapeutics are uncertain. This uncertainty may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process for human therapeutic products in general. The Company is not aware of any gene-based therapeutics that have received marketing approval from the FDA or any comparable regulatory body of other countries. The regulation of the Company's products and its ongoing research is subject to change, and future legislative or administrative acts in the United States or other countries could have a material adverse effect on the Company's business, financial condition and results of operations. Regulatory requirements ultimately imposed could adversely affect the ability of the Company's corporate partners to clinically test, manufacture or market products, and could significantly delay or reduce the milestone or royalty payments payable to the Company.

  Currently, the Company is conducting preclinical studies and a corporate partner is conducting a clinical trial of one of the Company's gene delivery systems. Prior to marketing in the United States, any drug, including any biological product, developed by the Company or its corporate partners must undergo rigorous preclinical studies, clinical trials and an extensive regulatory approval process implemented by the FDA under the federal Food, Drug and Cosmetic Act and, for biologics, the Public Health Service Act. Satisfaction of such regulatory requirements, which includes satisfying the FDA that the product is both safe and efficacious, typically takes several years or more depending on the type, complexity and novelty of the product, and requires a substantial commitment of resources. In addition, academic institutions and companies conducting research in the gene-based therapy field are using a variety of approaches and technologies. Any adverse results generated by such academic institutions or companies in preclinical studies or clinical trials could adversely affect the regulatory environment for gene-based therapeutics generally, possibly leading to delays in the approval process for the Company's products or preventing approval altogether. Preclinical studies must be conducted in conformance with the FDA's Good Laboratory Practices ("GLP") regulations. Before clinical trials may be commenced, an Investigational New Drug Application ("IND") for each planned trial must be filed with and cleared by the FDA. There can be no assurance that submission of an IND will result in regulatory authorization to commence clinical trials. The sponsors of any clinical trials of the Company's products will be responsible for initiating and overseeing the clinical trials to demonstrate the safety and efficacy that are necessary to obtain FDA marketing approval of such products.

  Clinical trials must meet FDA regulatory requirements for Institutional Review Board ("IRB") oversight, informed consent and Good Clinical Practices. The Company has limited experience in conducting preclinical studies and clinical trials. The Company will rely primarily on its corporate partners to conduct the clinical trials necessary to obtain regulatory approval, but it may conduct initial clinical trials to attract corporate partners. There can be no assurance that those clinical trials can be conducted at preferred sites, sufficient test subjects can be recruited or clinical trials will be started or completed successfully in a timely manner, or at all. Furthermore, the FDA may suspend clinical trials at any time if it believes the subjects participating in such trials are being exposed to unacceptable health risks or if it finds deficiencies in the IND or the conduct of the trial. There can be no assurance that the Company or its corporate partners will not encounter problems in clinical trials that cause the Company or its corporate partners or the FDA to delay, suspend or terminate such trials.

  Manufacturing facilities in the United States are subject to periodic inspection by the FDA and state authorities, and must comply with the FDA's good manufacturing practice regulations ("GMP"). Manufacturers of biologics also must comply with the FDA's general biological product standards and also may be subject to state regulation. Failure to comply with GMP or other applicable regulatory requirements may result in withdrawal of marketing approval, criminal prosecution, civil penalties, recall or seizure of products, warning letters, total or partial suspension of production, FDA refusal to review pending marketing approval applications or supplements to approved applications, or injunctions, as well as other legal or regulatory action against the Company or its corporate partners.

  There can be no assurance that any product developed by the Company and its corporate partners will prove safe and effective in clinical trials or will meet all the applicable regulatory requirements necessary to receive marketing approval from the FDA or any appropriate regulatory body in other countries. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approvals. If regulatory approval is granted for a product, such approval will be limited to only those disease states and conditions for which the product is safe and effective, as demonstrated through clinical trials. Furthermore, approval may require ongoing post-marketing studies. After a product is approved for marketing, the product, its manufacturer and its manufacturing facilities are subject to continued regulatory review oversight and periodic FDA inspections. Discovery of previously unknown problems with a product, manufacturer or facility may result in penalties such as restrictions on such product, manufacturer or facility, including withdrawal of the product from the market.

  In order to market its products outside of the United States, the Company and its corporate partners must also comply with numerous and varying regulatory requirements of other countries implemented by authorities of such other countries governing the design and conduct of clinical trials and marketing approval. The approval procedures vary among countries and can involve additional testing. The time required to obtain approval in other countries may differ from that required to obtain FDA approval. The regulatory approval process in other countries includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the regulatory authorities of any other country. See "Business--Government Regulation."

INTENSE COMPETITION

  The pharmaceutical and biotechnology industries are highly competitive. The Company is aware of several pharmaceutical and biotechnology companies which are exploring the field of gene-based therapy, are actively engaged in research and development in areas related to gene-based therapy, or have commenced clinical trials of gene-based therapeutics. Many of these companies are addressing diseases which have been targeted by the Company or its corporate partners. Megabios also may experience competition from companies that have acquired or may acquire gene-based technology from universities and other research institutions. As competitors develop their technologies, they may develop proprietary positions in certain aspects of gene delivery and gene-based therapeutics that may have a material adverse effect on the Company's business, financial condition or results of operation. The Company faces and will continue to face intense competition from other companies for corporate partnerships with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology, including intellectual property related to gene delivery systems. Corporate partners may also elect to internally develop gene-based therapeutics which compete with the Company's products. In addition, many other companies are developing non-gene-based therapies to treat these same diseases.

  Most of the Company's competitors and potential competitors have substantially greater product development capabilities and financial, scientific, manufacturing, managerial and human resources than the Company. There can be no assurance that research and development by others will not render the Company's delivery systems or the products developed by corporate partners using the Company's delivery systems obsolete or non-competitive or that any product developed by the Company or its corporate partners will be preferred to any existing or newly developed technologies. In addition, there can be no assurance that the Company's competitors will not develop safer, more effective or less costly gene delivery systems, gene-based therapeutics or non-gene-based therapies, achieve superior patent protection or obtain regulatory approval or product commercialization earlier than the Company, any of which could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Competition."

ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

  Since its inception, the Company has been engaged in research and development activities, has generated minimal revenues from operations and has experienced significant operating losses. As of March 31, 1997, the Company had an accumulated deficit of approximately $18.1 million. The process of developing the Company's gene delivery systems will require significant additional research and development, preclinical testing, clinical trials and regulatory approvals. These activities, together with the Company's general and administrative expenses, are expected to result in operating losses for the foreseeable future. There can be no assurance that the Company will generate revenues or achieve and sustain profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FUTURE CAPITAL; UNCERTAINTY OF ADDITIONAL FUNDING

  The Company will require additional funding after this offering in order to continue its research and development activities. The Company has financed its operations primarily through the sale of equity securities and through corporate partnerships. The Company has generated no royalty revenues from product sales, and no such revenues are expected for the foreseeable future, if ever. The Company anticipates that its existing resources, including the net proceeds of this offering, committed funding from existing corporate partnerships and projected interest income, will enable the Company to maintain its current and planned operations through fiscal 1999. However, there can be no assurance that the Company will not require additional funding prior to such time. The Company's future capital requirements will depend on many factors, including scientific progress in its research and development programs, the size and complexity of such programs, the scope and results of preclinical studies and clinical trials, the ability of the Company to establish and maintain corporate partnerships, the time and costs involved in obtaining regulatory approvals, the time and costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the cost of manufacturing preclinical and clinical material and other factors not within the Company's control. There can be no assurance that such additional financing to meet the Company's funding requirements will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its research or development programs or to relinquish greater or all rights to products at an earlier stage of development or on less favorable terms than the Company would otherwise seek to obtain. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON KEY PERSONNEL; NEED TO ATTRACT AND RETAIN KEY EMPLOYEES AND CONSULTANTS

  The Company is highly dependent on its executive officers and scientific staff. In addition, the Company relies on consultants and advisors to assist the Company in formulating its research and development strategy. The loss of any of these persons could have a material adverse effect on the Company's corporate partnerships, business, financial condition and results of operations. In order to pursue its research and product development plans, the Company is and will be required to attract and retain additional qualified scientific and other personnel. There can be no assurance that the Company will be successful in attracting and retaining these skilled persons who generally are in high demand by pharmaceutical and biotechnology companies and by universities and other research institutions. The failure to successfully attract and retain qualified personnel, consultants and advisors may impede the achievement of the Company's objectives and have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Scientific Advisory Board" and "Management."

LIMITED MANUFACTURING EXPERIENCE

  The Company has limited experience in manufacturing and currently lacks the resources or capability to manufacture any of its products on a commercial scale. While the Company has a pilot manufacturing facility, successful large-scale manufacturing of the Company's gene delivery systems or its products has not been demonstrated by the Company or any third parties. The Company will be dependent initially on corporate partners, licensees or other third parties for commercial-scale manufacturing of its products. Successful large-scale manufacturing of gene-based therapeutics has not been demonstrated by any third parties. There can be no assurance that the Company will be able to reach satisfactory agreements with its corporate partners, licensees or other third parties or that these parties will be able to develop adequate manufacturing capabilities for commercial-scale quantities of gene-based therapeutic products. See "Business--Manufacturing and Commercialization."

UNCERTAINTY OF COMMERCIAL ACCEPTANCE

  The Company's success is dependent on commercial acceptance of its products. The Company believes that recommendations by physicians and health care payors will be essential for commercial acceptance of its products. Concerns have arisen regarding the potential safety and efficacy of gene-based therapeutics using viral delivery systems. While the Company's gene delivery systems are lipid-based and do not contain viruses, there can be no assurance that physicians' and health care payors' evaluations of the Company's products will not be unfavorably effected by concerns over viral gene-based therapies or that they will conclude that the Company's products or technology is safe and effective. There can be no assurance that products developed by the Company and its corporate partners will achieve commercial acceptance among patients, physicians or third-party payors. Failure to achieve commercial acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF PRODUCT PRICING AND REIMBURSEMENT

  The ability of Megabios' corporate partners to manufacture and sell its products successfully will depend in part on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third-party payors are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the reimbursement status of newly-approved health care products, and if the Company and its corporate partners succeed in bringing any products to market, there can be no assurance that these products will be considered cost effective, that reimbursement will be available, or if available, that the payors' reimbursement policies will not adversely affect the corporate partner's ability to sell such products on a profitable basis, and thus the Company's ability to derive revenue through royalties on sales of such products.

PRODUCT LIABILITY EXPOSURE; AVAILABILITY OF INSURANCE

  The manufacture and sale of therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. The Company currently has only limited product liability insurance. There can be no assurance that the Company will be able to maintain existing or obtain additional product liability insurance on acceptable terms, if at all, or that provides adequate coverage against potential liabilities. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of the Company's products. A successful product liability claim brought against the Company in excess of its insurance coverage, if any, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Product Liability Insurance."

HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS

  The Company's research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials and produce waste products. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. There can be no assurance that contamination or injury from these materials will not occur. In such event, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations, or that the Company's business, financial condition or results of operations will not be materially adversely affected by current or future environmental laws or regulations. See "Business--Government Regulation."

ABSENCE OF PRIOR PUBLIC MARKET; VOLATILITY OF STOCK PRICE

  Prior to this offering there has been no public market for the Common Stock, and there can be no assurance that an active market will develop or be maintained. The initial public offering price will be negotiated between the Company and the representatives of the Underwriters and may not be indicative of future market prices. See "Underwriting" for information related to the method of determining the initial public offering price. The market price of the shares of Common Stock, like that of the common stock of many other biotechnology companies, is likely to be highly volatile. Factors such as the Company's operating results, developments in the Company's relationships with corporate partners, developments affecting the Company's corporate partners, announcements of results of preclinical studies and clinical trials by the Company, its corporate partners, its competitors or their products, regulatory action or regulatory approval with respect to the Company, its corporate partners, its competitors or their products, announcements of new products by the Company or its competitors, developments related to patent or other proprietary rights by the Company or its competitors, changes in the recommendation of securities analysts with respect to the Common Stock, and market conditions for biotechnology stocks in general may cause the market price of the Common Stock to fluctuate, perhaps substantially. The Company expects that operating results will fluctuate from quarter to quarter and that such fluctuations may be substantial. In addition, in recent years the stock market in general, and the shares of biotechnology and healthcare companies in particular, have experienced extreme price fluctuations. These broad market and industry fluctuations may have a material adverse effect on the market price of the Common Stock. In some future quarter the Company's operating results may be below the expectations of public market analysts and investors, and, as a result, the price of the Common Stock would likely be materially adversely affected.

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS AND DELAWARE LAW

  After this offering, the Company's named executive officers, directors and principal stockholders will beneficially own approximately 4,959,568 or 40.6% of the outstanding shares of Common Stock (39.4% if the underwriters' overallotment option is exercised in full). As a result, such persons may have the ability to effectively control the Company and direct its affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Board of Directors will have the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be materially adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Furthermore, certain provisions of the Company's Restated Certificate of Incorporation, including the provision for a staggered Board of Directors, may have the effect of delaying or preventing changes in control or management of the Company, which could adversely affect the market price of the Company's Common Stock. In addition, the Company will be subject to the provisions of
Section 203 of the Delaware General Corporation Law (the "Delaware Law"), an anti-takeover law. See "Principal Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

  Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements pursuant to which all directors and executive officers and certain other stockholders of the Company have agreed not to sell or otherwise dispose of any of their shares without the prior written consent of the Company or Montgomery Securities. However, Montgomery Securities or the Company, as applicable, may at any time without notice, release all or any portion of the securities subject to lock-up agreements. The Company has agreed with Montgomery Securities not to release any stockholder from such lock-up agreement between the stockholder and the Company without the consent of Montgomery Securities. As a result of such restrictions and based upon the number of shares outstanding on July 15, 1997, on the date of this Prospectus approximately 22,645 shares, other than the 2,500,000 shares offered hereby, will be eligible for sale pursuant to subsection (k) of Rule 144 promulgated under the Securities Act. An additional 8,012,315 shares and 275,081 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements and in compliance with certain limitations set forth in the Securities Act. An additional 1,452,372 shares held by existing stockholders will become eligible for sale at various times over a period of less than one year. The remaining 238,607 shares currently held by existing stockholders will be subject to rights of repurchase in favor of the Company that expire at various dates through May 2001 pursuant to monthly vesting. After this offering, the holders of approximately 8,154,779 shares of Common Stock will be entitled to certain demand and piggyback registration rights with respect to registration of such shares under the Securities Act. If such holders, by exercising their demand or piggyback registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to include in a Company-initiated registration shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales may have an adverse effect on the Company's ability to raise needed capital. See "Shares Eligible For Future Sale" and "Description of Capital Stock-- Registration Rights."

DILUTION; ABSENCE OF DIVIDENDS

  The initial public offering price will be substantially higher than the book value per share of Common Stock. Assuming an initial public offering price of $12.00 per share, investors purchasing shares of Common Stock in this offering will incur immediate, substantial dilution of $8.25 per share in the net tangible book value of Common Stock. Additional dilution will occur upon the exercise of outstanding options and warrants. See "Dilution." The Company has never declared or paid any cash dividends and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Megabios, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others: the early stage of development of the Company and its products; dependence on corporate partnerships; technological uncertainty; dependence on proprietary technology and uncertainty of patent protection; existing government regulation and changes in, or the failure to comply with, government regulation; intense competition; history of operating losses; the Company's need for additional financing; dependence on key personnel; and other factors referenced in this Prospectus. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Megabios disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be $27,300,000 ($31,485,000 if the over-allotment option is exercised in full) at an assumed initial public offering price of $12.00 per share after deducting underwriting discounts and estimated offering expenses payable by the Company.

  The Company intends to use approximately $15.0 million of the net proceeds of the offering to fund research and development activities, including the development of existing and future gene delivery systems and $8.0 million for leasehold improvements to the Company's facilities and for the purchase of certain capital equipment. The balance of the net proceeds of the offering are expected to be used for working capital and general corporate purposes. These corporate purposes may include the purchase of technology assets and licenses. The Company has no present understandings, commitments or arrangements with respect to the purchase of any technology assets or licenses, and the amount and timing of these expenditures will depend on numerous factors, including the progress of the Company's research programs and its ability to attract additional corporate partners. Pending application of the net proceeds of the offering as described above, the Company intends to invest such proceeds in short-term, investment-grade, interest-bearing financial instruments.

  The Company anticipates that its existing resources, including the net proceeds of this offering, committed funding from existing corporate partnerships and projected interest income, will enable the Company to maintain its current and planned operations through fiscal 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company's term loan with a commercial bank, which expires in August 1998, prohibits the payment of dividends.

                                CAPITALIZATION

  The following table sets forth as of March 31, 1997, (i) the pro forma capitalization of the Company giving effect to the conversion of all outstanding shares of Preferred Stock into Common Stock and the reincorporation of the Company into Delaware and (ii) the pro forma capitalization as adjusted to give effect to the receipt by the Company of the estimated net proceeds from the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share, after deducting the underwriting discounts and estimated offering expenses payable by the Company. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                             MARCH 31, 1997
                                                          ----------------------
                                                          PRO FORMA  AS ADJUSTED
                                                          ---------  -----------
                                                             (IN THOUSANDS)
Long-term debt, less current portion..................... $  1,613    $  1,613
                                                          --------    --------
Stockholders' equity(1):
 Preferred stock, $.001 par value; 10,000,000 shares
  authorized; no shares issued and outstanding, pro forma
  and as adjusted........................................      --          --
 Common stock, $.001 par value; 30,000,000 shares
  authorized; 8,317,795 shares issued and outstanding,
  pro forma; 10,817,795 shares issued and outstanding, as
  adjusted, at amounts paid-in...........................   31,931      59,231
Deferred compensation....................................     (554)       (554)
Accumulated deficit......................................  (18,122)    (18,122)
                                                          --------    --------
   Total stockholders' equity............................   13,255      40,555
                                                          --------    --------
    Total capitalization................................. $ 14,868    $ 42,168
                                                          ========    ========

--------
(1) Based on 8,317,795 shares outstanding as of March 31, 1997. Excludes (i) 432,504 shares of Common Stock issuable upon exercise of outstanding stock options as of March 31, 1997 at a weighted average exercise price of $1.16 per share, (ii) 84,009 shares of Common Stock issuable upon exercise of warrants outstanding at March 31, 1997 at an exercise price of $3.88 per share, (iii) an additional 847,800 shares of Common Stock reserved for future grants pursuant to the Company's 1997 Equity Incentive Plan and
    (iv) 200,000 shares of Common Stock reserved for purchase pursuant to the Company's 1997 Employee Stock Purchase Plan.

                                   DILUTION

  The pro forma net tangible book value of the Company as of March 31, 1997 was approximately $13.3 million, or $1.59 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the net tangible book value (tangible assets less total liabilities) of the Company by the number of shares of Common Stock outstanding at that date, including shares of Common Stock from the conversion of the Preferred Stock immediately prior to the consummation of the Offering. Without taking into account any other changes in the net tangible book value after March 31, 1997, other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share, the pro forma net tangible book value of the Company as of March 31, 1997, would have been $40.6 million, or $3.64 per share. This represents an immediate increase in the pro forma net tangible book value of $2.16 per share to existing stockholders and an immediate dilution of $8.25 per share to new public investors. The following table illustrates this per share dilution:

   Assumed initial public offering price...........................       $12.00
    Pro forma net tangible book value before offering.............. $1.59
    Increase attributable to new public investors(1)...............  2.16
                                                                    -----
   Pro forma net tangible book value after offering................         3.75
                                                                          ------
   Dilution to new public investors................................       $ 8.25
                                                                          ======

  The following table summarizes, on a pro forma basis, as of March 31, 1997, the difference between existing stockholders and purchasers of shares in the offering (at an assumed initial public offering price of $12.00 per share and before deducting underwriting discounts and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                           SHARES PURCHASED(1)    TOTAL CONSIDERATION  AVERAGE
                           ------------------------------------------   PRICE
                             NUMBER     PERCENT     AMOUNT    PERCENT PER SHARE
                           ------------ --------------------- ------- ---------
   Existing stockholders..    8,317,795     76.9% $31,514,000   51.2%   $3.79
   New public investors...    2,500,000     23.1   30,000,000   48.8    12.00
                           ------------  -------  -----------  -----
     Total................   10,817,795    100.0% $61,514,000  100.0%
                           ============  =======  ===========  =====

--------
(1) The foregoing computations exclude (i) 479,638 shares of Common Stock issuable upon exercise of stock options outstanding as of June 30, 1997, at a weighted average exercise price of $1.23 per share, (ii) 84,009 shares of Common Stock issuable upon exercise of warrants outstanding at June 30, 1997, at an exercise price of $3.88 per share, (iii) an additional 847,800 shares of Common Stock reserved for future grants pursuant to the Company's 1997 Equity Incentive Plan and (iv) 200,000 shares of Common Stock reserved for purchase pursuant to the Company's 1997 Employee Stock Purchase Plan. To the extent that options or warrants are exercised and shares of Common Stock are issued, there will be further dilution to new investors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Management--Stock Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below for the years ended June 30, 1994, 1995 and 1996 and the balance sheet data as of June 30, 1995 and 1996 are derived from the financial statements of the Company included elsewhere in this Prospectus which have been audited by Ernst & Young LLP, independent auditors. The Statements of Operations Data for the period from April 23, 1992 (Inception) to June 30, 1993 and the balance sheet data as of June 30, 1993 and 1994 are derived from financial statements audited by Ernst & Young LLP not included in this Prospectus. The Statements of Operations Data for the nine months ended March 31, 1996 and 1997 and the balance sheet data as of March 31, 1997 are derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended March 31, 1997, are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1997. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere in this Prospectus. The Company has not paid any cash dividends.

                            APRIL 23,
                               1992                                 NINE MONTHS ENDED
                          (INCEPTION) TO   YEAR ENDED JUNE 30,          MARCH 31,
                             JUNE 30,    -------------------------  ------------------
                             1993(1)      1994     1995     1996      1996      1997
                          -------------- -------  -------  -------  --------  --------
                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA:
 Collaborative research
  and development
  revenue...............      $  --      $   500  $ 1,157  $ 1,890  $    750  $  4,586
 Operating expenses:
  Research and
   development..........        593        1,922    4,691    6,487     4,596     6,080
  General and
   administrative.......        165          796    1,811    2,169     1,548     1,498
                              -----      -------  -------  -------  --------  --------
    Total operating
     expenses...........        758        2,718    6,502    8,656     6,144     7,578
                              -----      -------  -------  -------  --------  --------
 Loss from operations...       (758)      (2,218)  (5,345)  (6,766)   (5,394)   (2,992)
 Interest income
  (expense), net........        (20)          65      (84)    (135)     (102)      131
                              -----      -------  -------  -------  --------  --------
 Net loss...............      $(778)     $(2,153) $(5,429) $(6,901) $ (5,496) $ (2,861)
                              =====      =======  =======  =======  ========  ========
 Pro forma net loss per
  share(2)..............                                   $ (0.94)           $  (0.33)
                                                           =======            ========
 Shares used in
  computing pro forma
  net loss per share(2).                                     7,339               8,566
                                                           =======            ========

                                              JUNE 30,
                                   ---------------------------------  MARCH 31,
                                   1993    1994     1995      1996      1997
                                   -----  -------  -------  --------  ---------
                                           (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash, cash equivalents and short-
  term investments................ $ 374  $ 1,886  $   282  $  5,253  $ 12,326
 Working capital..................  (702)     758     (873)    3,568    10,707
 Total assets.....................   430    4,344    4,969     9,956    17,064
 Long-term debt, less current
  portion.........................   --       412    1,305     1,894     1,613
 Accumulated deficit..............  (778)  (2,931)  (8,360)  (15,261)  (18,122)
 Total stockholders' equity.......  (701)   2,436    2,219     6,086    13,255

--------
(1) The Company's financial data for fiscal 1992 and 1993 is not presented separately as the Company's operations from April 23, 1992 to June 30, 1992 were immaterial.
(2) See Note 1 of Notes to financial statements for an explanation of the computation of pro forma net loss per share.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

  The discussion below contains certain forward-looking statements that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The Company's future results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. See "Risk Factors" for a discussion of factors that could cause or contribute to such material differences. The following presentation of management's discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with the Company's Financial Statements and Notes thereto and other financial information included therein.

OVERVIEW

  Megabios, incorporated in 1992, develops proprietary gene delivery systems and provides preclinical development expertise to help create gene-based therapeutics for the treatment or prevention of genetic and acquired diseases. The Company has developed several in vivo, non-viral gene delivery systems and has identified a number of potential therapeutic applications using a variety of therapeutic genes. The Company's clinical development and commercialization strategy is to enter into corporate partnerships with pharmaceutical and biotechnology companies. Thus far, the Company has established corporate partnerships with Glaxo Wellcome, Pfizer and Lilly. To date, substantially all revenues have been generated by collaborative research and development revenue from corporate partners, and no revenues have been generated from product sales. The Company expects that future revenue will be derived in the short-term from research and development revenue and milestone payments and in the long-term from royalties on product sales.

  A substantial portion of the Company's revenues to date have been from payments under the Glaxo Wellcome Agreement, totaling approximately $4.8 million through March 31, 1997. The research and development funding portion of the Glaxo Wellcome Agreement terminated in April 1997. The Company has completed all of its obligations under the Glaxo Wellcome Agreement and will receive future payments, if any, from Glaxo Wellcome only through the achievement of certain milestones and the payment of royalties.

  The Company has incurred significant losses since inception and expects to incur substantial losses for the foreseeable future, primarily due to the expansion of its research and development programs. The Company expects that operating results will fluctuate from quarter to quarter and that such fluctuations may be substantial. As of March 31, 1997, the Company's accumulated deficit was approximately $18.1 million.

  The Company's business is subject to significant risks, including the risks inherent in its research and development efforts, uncertainties associated with obtaining and enforcing patents, the lengthy, expensive and uncertain regulatory approval process, competition from other companies' products, the need for additional capital and reliance on corporate partners. The Company does not expect to generate revenues from the sale of products in the foreseeable future, if at all. See "Risk Factors."

RESULTS OF OPERATIONS

 NINE MONTHS ENDED MARCH 31, 1997 AND 1996

  Revenues. Revenues from corporate partnerships totaled $4.6 million and $750,000 for the nine months ended March 31, 1997 and 1996, respectively. The 1997 revenue was attributable to amounts earned for research performed under the Company's corporate partnerships with Glaxo Wellcome and Pfizer. The 1996 revenue resulted entirely from payments under the Glaxo Wellcome corporate partnership as the Pfizer Agreement was entered into in May 1996.

  Research and Development Expenses. Research and development expenses for the nine months ended March 31, 1997 increased to $6.1 million from $4.6 million for the same period in 1996. The increase was primarily attributable to increased payroll and personnel expenses as the Company hired additional research and development personnel to support both its proprietary research and collaboration programs, increased purchases of laboratory supplies and increased equipment depreciation. Research performed by the Company on behalf of Glaxo Wellcome and Pfizer is funded by the respective corporate partners up to specified levels. The Company expects to expand its research and development programs significantly in future periods, which will result in substantial increases in research and development expenses.

  General and Administrative Expenses. General and administrative expenses for the nine months ended March 31, 1997 and in 1996 were constant at $1.5 million. Such expenses included payroll and personnel expenses and consulting, legal, professional, travel and other fees and expenses associated with business development activities.

  Interest Income (Expense), Net. Interest income (expense), net was $131,000 for the nine months ended March 31, 1997 compared with interest income (expense), net of ($102,000) for the nine months ended March 31, 1996. Interest income for the nine months ended March 31, 1997 increased to $419,000 from $177,000 for the same period in 1996. The increase in interest income resulted primarily from higher average cash and investment balances as a result of the sale of equity securities of the Company. Interest expense for the nine months ended March 31, 1997 increased to $288,000 from $279,000 for the same period in 1996. The increase in interest expense in the nine months ended March 31, 1997 was attributable to the higher outstanding average balance on an equipment financing line of credit.

 FISCAL YEARS ENDED JUNE 30, 1996, 1995 AND 1994

  Revenues. Revenues from corporate partnerships totaled $1.9 million, $1.2 million, and $500,000 for the years ended June 30, 1996, 1995 and 1994, respectively. The 1996 revenue was attributable to amounts earned for research performed under the Company's corporate partnerships with Glaxo Wellcome and Pfizer. The 1995 and 1994 revenues resulted entirely from payments under the Glaxo Wellcome corporate partnership.

  Research and Development Expenses. Research and development expenses increased to $6.5 million in 1996 from $4.7 million in 1995 and $1.9 million in 1994. The increases in each period were primarily attributable to increased payroll and personnel expenses as the Company hired additional research and development personnel to support its proprietary research and collaborative programs, increased purchases of laboratory supplies, increased equipment and leasehold improvement depreciation, increased facilities expenses in connection with the build-out of the present facility and an increased use of consultants and analytical lab services.

  General and Administrative Expenses. General and administrative expenses increased to $2.2 million in 1996 from $1.8 million in 1995 and $796,000 in 1994. The increases in each period were primarily attributable to increased payroll and personnel expenses as the Company hired additional management, and to increased consulting, legal, professional, travel and other fees and expenses associated with an increase in business development activities.

  Interest Income (Expense), Net. Interest income (expense) net increased to $135,000 in 1996 from $84,000 in 1995 and from interest income (expense), net of $65,000 in 1994. Interest income increased to $230,000 in 1996 from $56,000 in 1995 and $81,000 in 1994. Changes in interest income resulted from the change in average cash and investment balances as a result of sales of equity securities of the Company. Interest expense increased to $365,000 in 1996 from $140,000 in 1995 and $16,000 in 1994. The increase in interest expense in 1996 is attributable to amounts due under a term loan executed in early 1996 and to the increased utilization of an equipment financing line of credit. The increased expense in 1995 was due to the higher average outstanding balance on the equipment financing line of credit.

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations since inception primarily through the sale of equity securities, funds provided under corporate partnerships and equipment and leasehold improvement financing. As ofMarch 31, 1997, the Company had received approximately $31.4 million in net proceeds from the sale of equity securities and approximately $8.1 million for license fees and research support payments under corporate partnerships.

  Cash, cash equivalents and short-term investments at March 31, 1997 were $12.3 million compared to $5.3 million at June 30, 1996. The increase during the nine month period was due primarily to the proceeds received from the sale of equity securities and payments received under corporate partnerships, offset by net cash used in operations.

  Net cash used in the Company's operations decreased to $2.1 million for the nine months ended March 31, 1997 from $4.9 million for the nine months ended March 31, 1996. The decrease was primarily due to the increased research and development funding from corporate partnerships. The Company's capital expenditures during the nine months ended March 31, 1997 and 1996 were $652,000 and $822,000, respectively.

  In May 1996, the Company entered into an equipment financing agreement for up to $2.7 million. As of March 31, 1997, the Company had borrowed approximately $1.4 million under this agreement for equipment purchases structured as loans. These loans are to be repaid over 48 months at interest ranging from 15.2% to 16.2% per annum. In connection with this agreement, the Company issued to the lender a warrant to purchase 38,239 shares of the Company's Series C Preferred Stock at an exercise price of $3.88 per share. The warrant expires at the earlier of April 30, 2006 or five years after the closing of this offering.

  In June 1995, the Company obtained a $1.5 million line of credit from a commercial bank. In August 1995, the Company converted this line of credit to a term loan bearing interest at the prime rate plus 2%. The loan is payable in 36 equal monthly installments beginning August 31, 1995. In connection with the term loan, the Company issued to the lender a warrant to purchase 24,141 shares of Series C Preferred Stock at an exercise price of $3.88 per share. The warrant expires on the earlier of June 1, 2000, or a merger or sale of substantially all of the Company's assets.

  In December 1993, the Company entered into a financing agreement for up to $2.3 million with another financing company. As of March 31, 1997, the Company had borrowed $1.9 million under the agreement for equipment purchases and tenant improvements structured as loans. These loans are to be repaid over 42 months at interest rates ranging from 13.8% to 16.2% per annum. In connection with this agreement, the Company issued a warrant to purchase 21,629 shares of the Company's Series B Preferred Stock at an exercise price of $3.88 per share. The warrant expires on the earliest of May 13, 2000, or the day prior to the effectiveness of a registration statement covering an underwritten offering of the Company's securities with aggregate gross proceeds of at least $7.5 million, or a merger or sale of substantially all of the Company's assets.

  The Company anticipates that its existing resources, including the net proceeds of this offering, committed funding from existing corporate partnerships and projected interest income, will enable the Company to maintain its current and planned operations through fiscal 1999. However, there can be no assurance that the Company will not require additional funding prior to such time. The Company's future capital requirements will depend on many factors, including scientific progress in its research and development programs, the size and complexity of such programs, the scope and results of preclinical studies and clinical trials, the ability of the Company to establish and maintain corporate partnerships, the time and costs involved in obtaining regulatory approvals, the time and costs involved in filing, prosecuting and enforcing patent claims, competing technological and market developments, the cost of manufacturing preclinical and clinical materials and other factors not within the Company's control. There can be no assurance that additional financing to meet the Company's funding requirements will be available on acceptable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. Insufficient funds may require the Company to delay, scale back, or eliminate some or all of its research or development programs or to relinquish greater or all rights to products at an earlier stage of development or on less favorable terms than the Company would otherwise seek to obtain.

  The Company recorded deferred compensation representing the difference between the exercise price of options granted and the deemed fair market value of its Common Stock at the time of grant. Deferred compensation of approximately $580,000 was recorded in the nine months ended March 31, 1997. Deferred compensation will be recognized as an expense over the related vesting term of the options, generally four years.

  The Company has not generated significant taxable income to date. At June 30, 1996, the net operating losses available to offset future taxable income for federal income tax purposes were approximately $12.1 million. Because the Company has experienced ownership changes, future utilization of the carryforwards may be limited in any one fiscal year pursuant to Internal Revenue Code regulations. The carryforwards expire at various dates beginning in 2008 through 2012 if not utilized. As a result of the annual limitation, a portion of these carryforwards may expire before becoming available to reduce the Company's federal income tax liabilities.

                                   BUSINESS

  Megabios develops proprietary gene delivery systems and provides preclinical development expertise to create gene-based therapeutics designed for the treatment or prevention of genetic and acquired diseases. The Company has developed several in vivo, non-viral gene delivery systems to address a number of potential therapeutic applications using a variety of therapeutic genes. The Company's clinical development and commercialization strategy is to enter into collaborative research and development agreements or "corporate partnerships" with pharmaceutical and biotechnology companies. To date, the Company has established corporate partnerships with Glaxo Wellcome to develop a treatment for cystic fibrosis using the CFTR gene, Pfizer to develop a treatment for solid tumors through angiogenesis inhibition and Lilly to develop treatments for breast and ovarian cancer using the BRCA1 gene.

BACKGROUND

 Genes and Gene-based Therapeutics

  Genes provide the "code" for proteins, which determine the nature and function of cells and tissues in all living organisms. The study of genes and their function ("genomics") provides the fundamental basis for understanding human health and disease and has led to the identification of many genes with potential therapeutic utility ("therapeutic genes").

  The entire genetic content of an organism is known as its genome. In humans, the genome is believed to contain approximately 100,000 genes, each of which is composed of a unique sequence of DNA molecules that encode genetic instructions. These genetic instructions enable cells to carry out their normal biological functions. The process by which an organism utilizes genetic instructions and produces proteins is known as gene expression. The expression of a defective gene, or the over- or under- expression of a normal gene, is responsible for certain disease conditions. For example, the expression of a single defective gene is known to cause cystic fibrosis and sickle cell anemia, and the defective expression of multiple genes is believed to be involved in the progression of diseases such as cancer and diabetes, as well as cardiovascular, neurological and other diseases.

  The worldwide effort to decipher the human genome and to understand the function of its constituent genes is yielding important insights into the roles that genes play in disease conditions, as well as how genes may be useful in the treatment of such diseases. It is estimated that there are at least 5,000 genes of known function, many of which have been identified as potential therapeutic genes. Various companies and academic institutions are investing substantial financial and human resources to identify additional therapeutic genes, and the Company believes that this process will create opportunities for gene-based therapeutics.

  Gene-based therapy is an approach to the treatment or prevention of certain diseases in which therapeutic genes are introduced into target cells to cause the production of specific proteins needed to bring about a therapeutic effect. For gene-based therapy to be effective, the therapeutic gene must be delivered to the target cell, transported across the outer membrane and into the cell, where it can be expressed. The expressed protein may remain within the cell for an intracellular effect, be transported to the cell membrane to exert a cell surface effect or be secreted into the bloodstream to have a systemic effect. Most gene-based therapies utilize a delivery system, or vector, into which the therapeutic gene is incorporated to facilitate its delivery to, and uptake by, the target cell.

EXPRESSION OF THERAPEUTIC GENE IN TARGET CELL

    [GRAPHIC DEPICTION OF EXPRESSION OF THERAPEUTIC GENE IN TARGET CELL]

 Gene Delivery Approaches

  To date, a limiting factor in gene-based therapy has been the lack of safe, effective gene delivery systems. A number of gene delivery approaches are being developed, each of which has exhibited certain limitations. These approaches may be categorized by their mode of administration, ex vivo (outside the body) or in vivo (inside the body), and by the nature of the gene delivery system (viral or non-viral).

  Many clinical trials of potential gene-based therapeutics have used ex vivo, viral gene delivery. Ex vivo gene-based therapies involve procedures in which selected cells are removed from the patient, transduced with the therapeutic gene, expanded in number, cleansed of contaminants and then reintroduced into the same patient. This lengthy and labor-intensive process significantly differs from traditional pharmaceutical administration and may result in a complex, high-cost procedure.

  In an effort to overcome these limitations, certain companies are developing in vivo gene delivery systems that employ viruses to deliver the therapeutic gene into target cells. Although in vivo, viral gene delivery approaches may be suitable for certain applications, the Company believes that several issues resulting from the use of viruses may limit their broad application. Certain types of viral gene delivery systems permanently alter the DNA of the target cell due to integration of the virus carrying the therapeutic gene into the DNA of the cell. This permanent and potentially random integration may result in the inability to regulate the gene-based therapeutic, the inactivation of a beneficial gene or the unintended activation of a harmful gene. In addition, certain viral gene delivery systems have been shown to cause immune reactions, limiting their use for chronic diseases that may require repeat dosing. Viral gene delivery systems may also have limitations as to the size of the therapeutic gene that can be delivered. Furthermore, the Company believes that it may be difficult and expensive to manufacture and purify the desired viral strain due to the risks associated with handling viruses.

  To overcome the concerns associated with the use of viruses, in vivo, non-viral gene delivery methods are being developed. Such methods typically include the insertion of a therapeutic gene into a circular segment of DNA known as a DNA plasmid, which is designed to control expression of the therapeutic gene in the cell. The plasmid is packaged with a carrier, often a lipid-based formulation, and delivered into the target cell by various modes of administration, including inhalation, intravenous administration, direct injection and intraperitoneal administration. These traditional modes of administration are familiar to physicians and may be more convenient and cost effective than ex vivo approaches. In addition, DNA plasmids degrade over time and do not integrate into the host genome. Therefore, plasmid-based systems avoid the potentially random integration associated with some viral approaches and allow for more flexible treatment since the gene is not permanently expressed. In spite of the advantages of in vivo, non-viral delivery approaches, their development has been limited by a number of considerations, including low levels and short duration of gene expression, non-specific cell targeting, inflammation or other adverse effects and manufacturing difficulties.

MEGABIOS' IN VIVO, NON-VIRAL GENE DELIVERY APPROACH

  The Company's in vivo, non-viral gene delivery systems are designed to avoid the significant limitations of ex vivo (whether viral or non-viral) and in vivo, viral gene delivery. Furthermore, the Company believes it has made progress in overcoming the limitations often associated with in vivo, non-viral gene delivery approaches. The Company's proprietary gene delivery systems consist primarily of two components: (i) DNA plasmids containing a therapeutic gene that controls its proper expression; and (ii) lipids and other agents that facilitate the delivery of the DNA plasmids into the target cell. In most of its gene delivery systems, the Company combines negatively charged DNA with novel, positively charged lipids and neutral lipids to form DNA:lipid complexes. These complexes are the active ingredient in the Company's gene delivery systems. Certain of the Company's other gene delivery systems utilize polymers and peptides instead of lipids to facilitate the delivery of DNA plasmids.

        FORMULATION AND ADMINISTRATION OF THERAPEUTIC GENE USING MEGABIOS' NON-VIRAL, LIPID-BASED GENE DELIVERY SYSTEM.

  [GRAPHIC DEPICTION OF FORMULATION AND ADMINISTRATION OF THERAPEUTIC GENE]

  The Company's portfolio of gene delivery systems is classified by series based on the mode of administration and the cell type to which the gene-based therapeutic is delivered, with each formulation within a series having distinct specifications and potential applications. For example, different gene delivery systems within the MB200 Series result in different patterns of expression following intravenous administration. To date, the Company has developed seven series of gene delivery systems and expects to design additional series of gene delivery systems, expanding the scope of its commercial opportunities. The Company believes its proprietary, non-viral gene delivery systems may have the following benefits:

  Therapeutically Relevant Gene Expression. Megabios has developed DNA plasmids that, following their formulation with lipids and their administration to animals, produce therapeutically relevant protein levels that persist for up to two months. Following intravenous administration to mice of the gene for a commercially available cytokine, the cytokine was detected in the blood at levels consistent with those required for therapeutic effect. Similarly, following aerosol administration to primates of the therapeutic gene to treat cystic fibrosis, the resulting human protein was produced in the correct cell type (lung epithelial cells) and at levels believed to be potentially therapeutic.

  Tissue-specific Gene Delivery and Expression. The Company believes that its gene delivery systems result in specific targeting to certain tissues and a number of cell types. In preclinical studies, the Company has demonstrated that various formulations are taken up selectively by (i) ciliated epithelial cells lining the airways of the lungs following aerosol administration, (ii) vascular endothelial cells lining the blood vessels of several tissues, including lung, heart, spleen and lymphatic tissues, following intravenous administration, (iii) solid tumors following direct administration either into the tumor or other local tissues, (iv) antigen presenting cells following intramuscular, intradermal, subcutaneous or intravenous injection, (v) circulating macrophages following intravenous administration and (vi) cells in the central nervous system following direct injection. For example, in a preclinical study to test the pattern of uptake of two intravenous formulations, one formulation resulted in over 90% of observable gene expression in the vascular endothelial cells of the lungs, while the other formulation resulted in over 90% of observable gene expression in the spleen. In addition, following direct injection in animals, the Company's formulations have been demonstrated to result in transfection of solid tumors and muscle and brain tissue.

  Ease of Handling and Administration, Stability and Scalable Manufacturing Methods. The Company's gene delivery systems are designed to be handled and administered like traditional pharmaceuticals. These gene delivery systems are also designed to be stable when refrigerated and are intended to be distributed like other pharmaceuticals. Megabios has demonstrated that it can produce clinical-grade DNA plasmids, DNA:lipid complexes and formulations under controlled conditions without the expense and handling requirements associated with viral gene delivery systems. In addition, Megabios has developed manufacturing and production methods designed to be scaled to meet commercial requirements and has produced DNA plasmids at a contract manufacturer at the 1,000 liter scale.

  Improved Safety Profile. Megabios has tested its gene delivery systems in hundreds of in vivo, preclinical experiments. In animal models, the Company's aerosol gene delivery systems do not appear to cause serious adverse effects, such as inflammation, which has been seen following the aerosol administration of lipid-based gene delivery systems under development by other companies. Megabios believes that its gene delivery systems may allow for repeat administration of gene-based therapeutics for the treatment of chronic diseases, such as asthma and other inflammatory conditions.

  The Company has also developed techniques that allow it to screen genes for potential therapeutic utility. Because the Company believes that in vitro gene expression experiments do not correlate well with in vivo results, Megabios has focused on testing its gene delivery systems in animals. The Company has developed a methodology to test therapeutic genes in vivo in rapid succession. For example, in a matter of weeks, the Company can prepare plasmids containing different therapeutic genes, formulate them in an appropriate lipid-based delivery system and administer the formulations to animals. After testing several different genes, the Company can demonstrate the potential clinical utility of a panel of therapeutic genes, facilitating selection of the gene-based therapeutic to be developed. In addition, Megabios has expertise in the selection of appropriate animal models, as well as in the development of various assays and analytical techniques, to assess the performance of formulations containing various genes. While the results of preclinical animal studies do not predict safety or efficacy in humans, when, and if, further clinical trials are conducted, the Company believes that its gene screening capability and its experience in preclinical development will enable it to accelerate the development of gene-based therapeutics and thereby attract corporate partners.

COMMERCIALIZATION STRATEGY

  The Company provides technology and preclinical development expertise that it believes will be critical to the successful commercialization of many therapeutic genes. The Company's commercialization strategy is to enter into corporate partnerships with pharmaceutical and biotechnology companies to develop gene-based therapeutics. Megabios corporate partnerships' are structured to provide the Company with funding for research and development, milestone payments and, upon commercialization, product royalties. This strategy is intended to enable Megabios to extend and leverage its technology platform, focus on preclinical development of gene-based therapeutics and create a portfolio of product development programs sponsored by its corporate partners. The key components of the Company's commercialization strategy are to:

  Exploit Broad Technology Platform. The Company believes that its gene delivery systems can be used for multiple therapeutic applications. The Company's goal is to establish several corporate partnerships for each series of gene delivery systems that it has developed, since the plasmid component of its formulations may contain any of several genes. For example, the Company has entered into a corporate partnership with Glaxo Wellcome to develop a gene-based therapeutic to treat cystic fibrosis using the Company's aerosol gene delivery technology, referred to as the MB100 Series. Gene delivery systems in the MB100 Series may also be useful with different therapeutic genes to treat other pulmonary diseases, such as asthma. Therefore, once a particular gene delivery technology has been developed, it may be commercialized with several partners for several different diseases. The Company intends to expand its technology platform to include additional non-viral gene delivery systems which target additional tissues and cell types, creating an even broader portfolio of potential commercial applications.

  Focus Resources on Conversion of Genes into Drug Candidates. The Company intends to focus on (i) DNA plasmid development to optimize expression of the therapeutic gene, (ii) formulation development to achieve appropriate targeting of the therapeutic gene to various cell types, (iii) gene screening to validate the potential utility of a therapeutic gene, (iv) preclinical studies, including animal models of disease, toxicology and pharmacological testing, (v) assay development in support of preclinical studies and clinical trials and (vi) supply of material for preclinical studies and early clinical trials. Under certain circumstances, the Company may sponsor early clinical testing of a potential gene-based therapeutic to attract prospective corporate partners. In most cases, however, the Company's corporate partners will be responsible for clinical trials, sales, marketing, and large-scale clinical and commercial manufacturing. By limiting its role primarily to research and preclinical development of gene delivery systems, the Company believes it will be able to build and maintain its expertise in the area of in vivo, non-viral gene delivery.

  Diversity Through Multiple Projects and Corporate Partners. The Company's strategy is to structure its corporate partnerships so that its research and development activities on behalf of corporate partners will be fully subsidized. Other potential payments that may be received by the Company from corporate partners, including licensing fees, equity investments and milestone payments, will be used to fund the further development of the Company's core technology. The Company believes this will limit financial risk by eliminating its exposure to capital-intensive activities such as large-scale clinical trials, commercial manufacturing and sales and marketing, while enabling the Company to continue to advance its core technology. In addition, the Company believes that creating a portfolio of product development programs will reduce the Company's dependence on any particular product development program.

CORPORATE PARTNERS

  The Company has entered into three collaborative research and development agreements or "corporate partnerships" and is actively seeking additional partnerships with pharmaceutical and biotechnology companies. Many of these companies have identified therapeutic genes, but Megabios believes many such companies do not possess the technology or the know-how to develop gene-based therapeutics. Megabios seeks license fees, equity investments, funding for research and development, milestone payments and royalties on product sales in exchange for commercial licenses to the Company's gene delivery technologies and access to its preclinical development expertise.

 Glaxo Wellcome

  In April 1994, the Company entered into a corporate partnership with Glaxo Wellcome to develop a gene-based therapeutic for the treatment of cystic fibrosis. Cystic fibrosis is the most common lethal genetic disease in Caucasians, occurring in about 1 in 3,000 live births. The disease is believed to afflict approximately 60,000 patients in the United States and Europe. Cystic fibrosis is caused by a defect in the CFTR gene. This defect results in production of defective CFTR protein, leading to the build-up of mucus in the lungs that often results in multiple infections, loss of lung function and premature death. The median life expectancy of a patient with cystic fibrosis is approximately 30 years. Patients with cystic fibrosis typically incur annual medical costs ranging from $15,000 to $55,000. The Company believes that a gene-based therapeutic which results in increased levels of normal CFTR protein on the surface of ciliated epithelial cells may slow or halt the progression of this disease while reducing the total cost of patient care.

  The Company has conducted preclinical testing of a gene delivery system in the MB100 Series as a carrier for the CFTR gene. Data from these studies, including the administration of the gene to primates via inhalation, have demonstrated expression of the human form of the CFTR gene in the correct location in the appropriate cell type with no evidence of inflammation, a common problem associated with non-viral gene-based therapeutics. In addition, approximately 20% of the target cells were shown to produce CFTR protein six weeks after a single administration, which exceeds the level believed to be the threshold for achieving a therapeutic effect. The Company believes that these results suggest that this product may be useful in the treatment of cystic fibrosis. In June 1997, Glaxo Wellcome commenced a Phase I/II clinical trial in cystic fibrosis patients with cystic fibrosis using a gene delivery system in the MB100 Series as a carrier for the CFTR gene.

  Under the Glaxo Wellcome Agreement, the Company conducted research and preclinical development activities for a three-year period ending April 1997. The terms of the Glaxo Wellcome Agreement provide Glaxo Wellcome with the exclusive rights to manufacture, market and sell gene-based therapeutics incorporating the Company's gene delivery systems for the treatment of cystic fibrosis. Glaxo Wellcome will be responsible for clinical trials, large-scale clinical and commercial manufacturing, and sales and marketing of any potential gene-based therapeutics resulting from the corporate partnership. In addition to receiving $5.0 million in research funding, the Company is entitled to receive a milestone payment from Glaxo Wellcome upon the commencement of a Phase III clinical trial, a portion of which will be credited against future royalties, as well as royalties on the sales of products resulting from the corporate partnership. The Company has completed all of its obligations under the Glaxo Wellcome Agreement and will receive future payments, if any, only through the achievement of certain milestones and the payment of royalties.

 Pfizer

  In May 1996, the Company entered into a corporate partnership with Pfizer to develop a gene-based therapeutic for the treatment of solid tumors using gene delivery systems in the MB200 Series which are designed to deliver genes that inhibit angiogenesis. In order to survive and multiply, clusters of cancer cells, referred to as solid tumors, require oxygen and other nutrients that are delivered via the bloodstream. To access this blood supply, cancer cells initiate a biochemical process that stimulates angiogenesis (the process by which new blood vessels are formed), creating a new network of blood vessels that nourish the tumor and remove waste products. As cancer cells grow and metastasize (spread from primary sites to secondary sites), they stimulate angiogenesis to form and nourish new tumors. Angiogenesis inhibitors have been shown to slow or stop the formation of new blood vessels and therefore the growth and spread of solid tumors.

  The Company's gene-based therapeutic under development with Pfizer is intended to inhibit angiogenesis associated with the formation and growth of solid tumors. Gene delivery systems in the MB200 Series have been shown in animal models to achieve gene expression selectively in vascular endothelial cells of the lungs and other tissues. The initial disease targeted in the Pfizer collaboration is non-small cell lung cancer ("NSCLC"). It is estimated that there are approximately 300,000 new cases of NSCLC each year in the United States and Europe. The Company believes there is no adequate treatment for NSCLC. The median survival for patients with advanced forms of the disease is approximately six months after diagnosis. The Company believes that a therapy which is useful for the treatment of NSCLC also may be useful for other solid tumors, such as cancer of the breast, prostate and ovaries.

  Under the Pfizer Agreement, the Company is responsible for performing research and preclinical development activities for a period of up to four years. The Company's responsibilities include DNA plasmid development, formulation development, assay development, preclinical studies including toxicology and pharmacological testing and supply of material for preclinical studies. In addition, the Company is conducting gene screening using gene delivery systems in the MB200 Series using intravenous administration to determine the relative utility of various therapeutic genes believed to inhibit angiogenesis.

  The Pfizer Agreement provides that Pfizer receive the exclusive rights to develop, make, use and sell gene-based therapeutics resulting from the corporate partnership. Under the Pfizer Agreement, the Company is conducting research and preclinical development activities and will receive funding for such activities through at least June 1998. Pfizer will be responsible for clinical trials, large-scale clinical and commercial manufacturing, and sales and marketing of any potential gene-based therapeutics resulting from the corporate partnership. The Company will be entitled to receive up to $16.4 million in research and development funding if the agreement continues for four years, as well as up to $20.0 million in payments upon the achievement of certain clinical milestones, which milestone payments will be credited against future royalties, if any. In addition, if a product receives marketing approval from the FDA or an equivalent agency in another country, the Company is entitled to receive royalties on sales of products resulting from the corporate partnership. In connection with the execution of the Pfizer Agreement, Pfizer purchased 484,697 shares of Series D Preferred Stock for $3.5 million. The Pfizer Agreement permits Pfizer to terminate the program, for any reason including reasons unrelated to such program, after June 1998 upon six months prior notice. If Pfizer elects to extend the research term beyond two years, it will be required, prior to January 1998, to commit to purchase within 60 days $10.0 million of the Company's Common Stock at a premium to the then current market value, subject to certain adjustments. The Company is uncertain whether Pfizer will exercise its option to extend the Pfizer Agreement and make the corresponding equity investment in the Company. Under the terms of the Pfizer Agreement, Pfizer's aggregate ownership in the Company may not exceed 19.99% of the Company's outstanding capital stock.

 Lilly

  In May 1997, the Company entered into a corporate partnership with Lilly to develop gene-based therapeutics using BRCA1, a gene which has been identified as a putative tumor suppressor. In normal cells, tumor suppressor genes act to inhibit cell division. When a tumor suppressor gene, such as BRCA1, is missing or defective, a cell may begin to replicate uncontrollably, resulting in the formation of a tumor. Various scientific publications have associated defects in BRCA1 with breast, ovarian and prostate cancers. Increased expression of the BRCA1 gene in diseased tissue may inhibit or prevent the uncontrolled cell growth associated with cancer, without causing any adverse effect in normal cells. BRCA1 will be developed as a gene-based therapeutic initially using gene delivery systems in the MB300 Series, which are administered via direct injection, as well as other gene delivery systems which are administered into the intraperitoneal cavity.

  The Company's gene-based therapeutic under development with Lilly is initially focused on the delivery and expression of BRCA1 in diseased cells in breast and ovarian tissue. Preliminary studies of Megabios' gene delivery systems indicate that gene delivery systems in the MB300 Series may be useful in the targeting of genes to ovarian and breast tissues. There are over 180,000 new cases of breast cancer and over 26,000 new cases of ovarian cancer reported each year in the United States. In addition, other gene delivery systems will be tested and potentially developed for the purpose of delivering BRCA1 to various tissues using other modes of administration, including intraperitoneal and intravenous administration.

  Under the Lilly Agreement, the Company is responsible for performing research and preclinical development activities for a period of up to four years. The Lilly Agreement provides that Lilly receive the exclusive rights to develop, make, use and sell gene-based therapeutics incorporating BRCA1 resulting from the corporate partnership. Under the Lilly Agreement, the Company will conduct research and preclinical development activities and will receive funding for a minimum of two years. Lilly will be responsible for clinical trials, large-scale clinical and commercial manufacturing, and sales and marketing of any gene-based therapeutics resulting from the corporate partnership. The Company will be entitled to receive at least $7.0 million in research and development funding during the first two years of the agreement, which may be extended for up to two additional years provided that Lilly and the Company agree on an appropriate level of research and development funding for such extension period. In addition, the Company may receive up to $27.5 million in payments upon the achievement of certain preclinical and clinical milestones and, if a product receives marketing approval from the FDA or an equivalent foreign agency, the Company is entitled to receive royalties on sales of products resulting from the corporate partnership. In connection with the execution of the Lilly Agreement, Lilly purchased 285,714 shares of the Company's Series F Preferred Stock for $3.0 million. The Lilly Agreement permits Lilly to terminate the program, for any reason including reasons unrelated to such program, after May 1999 upon three months prior notice.

  The Company is highly dependent upon its corporate partnerships with Glaxo Wellcome, Pfizer and Lilly. There can be no assurance that either, or both of, the Pfizer Agreement or the Lilly Agreement will be extended, that research funds under the Pfizer Agreement or the Lilly Agreement or milestone payments contemplated by any of the Company's corporate partnerships will be received, that the equity investment contemplated by the Pfizer Agreement will be consummated, or that any of these corporate partnerships will result in successfully commercialized products and the receipt by the Company of related royalty revenues. Should the Company fail to receive research funds or should milestones set forth in any or all of the Glaxo Wellcome Agreement, the Pfizer Agreement or the Lilly Agreement not be achieved, or should Glaxo Wellcome, Pfizer or Lilly breach or terminate their respective agreements, either prior to scheduled termination or on the termination date, the Company's business, financial condition and results of operations will be materially adversely affected. The Company will also need to enter into additional corporate partnerships, and there can be no assurance that the Company will be able to do so on favorable terms, or at all. Should any corporate partner fail to develop or commercialize successfully any product to which it has obtained rights from the Company, the Company's business, financial condition and results of operations may be materially adversely affected.

MEGABIOS' GENE DELIVERY SYSTEMS

  The Company has developed several gene delivery systems and has identified a number of potential therapeutic applications for each of these systems using a variety of therapeutic genes. The Company's portfolio of gene delivery systems are classified by series based on the mode of administration and the cell type to which the gene-based therapeutic is delivered, with each formulation within a series having distinct specifications and potential applications. For example, one gene delivery system in the MB100 Series has been optimized for the aerosol delivery of the CFTR gene to ciliated epithelial cells in the lungs, while a different aerosol gene delivery system in the same series is under development to deliver genes for the treatment of asthma. The table below summarizes the Company's gene delivery systems, potential applications and agreements with corporate partners:


    DELIVERY SYSTEM
  (MODE OF ADMINISTRATION)   CELL TYPE(S) TRANSFECTED        POTENTIAL APPLICATIONS              STATUS(1)
  ------------------------   ------------------------ ------------------------------------ ---------------------
  MB100 Series                 Ciliated               Cystic fibrosis                      Phase I/II with Glaxo
   (Inhalation)                 epithelial cells                                           Wellcome
                                in the lungs and      Asthma                               Preclinical
                                respiratory tract     Inflammation of the lungs            Research
                                                      Mucosal immunization                 Research
                                                      Infectious diseases of the lungs     Research

----------------------------------------------------------------------------------------------------------------
  MB200 Series                 Vascular               Angiogenesis inhibition (cancer)     Preclinical with
   (Intravenous injection)      endothelial cells                                          Pfizer
                                in the lungs,         Angiogenesis inhibition (non-cancer) Preclinical
                                heart, spleen and     Protein replacement therapy          Preclinical
                                lymph                 Cardiovascular diseases              Preclinical
                                                      Inflammatory diseases                Research

----------------------------------------------------------------------------------------------------------------
  MB300 Series                 Solid tumor cells      Cancer (using BRCA1)                 Preclinical with
   (Direct injection)                                                                      Lilly
                                                      Cancer (other genes)                 Preclinical

----------------------------------------------------------------------------------------------------------------
  MB400 Series                 Various cells          Preventive vaccines                  Research
   (Intramuscular,              involved in           Therapeutic vaccines                 Research
   intradermal,                 antigen               Immunotherapy (cancer, infectious    Research
   subcutaneous and             presentation           diseases, autoimmune diseases)
   intravenous injection)

----------------------------------------------------------------------------------------------------------------
  MB500 Series                 Circulating            Infectious diseases                  Research
   (Intravenous injection)      macrophages           Hyperlipidemia                       Research

----------------------------------------------------------------------------------------------------------------
  MB600 Series                 Cells in the           Neurodegenerative diseases           Research
   (Direct injection)           central nervous       Cancer                               Research
                                system

----------------------------------------------------------------------------------------------------------------
  MB700 Series                 Solid tumor cells      Cancer                               Research
   (Intraperitoneal
   injection)

--------
(1) "Phase I/II" indicates that the compound is being tested in humans for safety and preliminary indications of biological activity in a limited patient population.
     "Preclinical" indicates that Megabios is conducting efficacy, pharmacology and/or toxicology testing of a gene delivery system in animal models or biochemical or cell culture assays.
     "Research" includes the development of animal models and assay systems, discovery of prototype gene delivery systems and evaluation and refinement of prototype gene delivery systems in in vitro and in vivo testing.

 MB100 Series

  The Company has developed a class of gene delivery systems, the MB100 Series, which, following aerosol administration to animals, results in genes being taken up and expressed primarily by ciliated epithelial cells in the lungs and respiratory tract. The Company believes that the MB100 Series may be useful in the delivery of therapeutic genes for a variety of purposes, including treatment of cystic fibrosis, asthma, inflammatory conditions and infectious diseases of the lungs, as well as for mucosal immunization. One of these gene delivery systems is the subject of the Company's corporate partnership with Glaxo Wellcome to develop a gene-based therapeutic for the treatment of cystic fibrosis. See "--Corporate Partners--Glaxo Wellcome."

  The Company intends to enter into a corporate partnership to develop the MB100 Series for the treatment of asthma. Asthma, characterized by obstruction of airways in the lung, is estimated to affect 5% of the population in the United States, or approximately 13 million people. Certain genes believed to be associated with the onset and progression of asthma have been identified, and various companies are investing heavily in further understanding the genetic cause of asthma. The Company believes that the MB100 Series may be useful for the delivery of therapeutic genes to treat asthma as well as other therapeutic genes to treat other inflammatory diseases in the lungs.

  The Company also intends to conduct studies using the MB100 Series together with certain therapeutic genes to achieve mucosal immunity. Mucosal immunity is a form of immunization resulting from the introduction of an antigen to the mucosal cells lining the airways of the lungs, oral cavity or nasal passages. The Company believes that the MB100 Series may be useful to deliver therapeutic genes that result in mucosal immunity in diseases, such as tuberculosis and pneumonia. The Company believes that the MB100 Series also may be useful to deliver therapeutic genes for the treatment of other pulmonary disorders, such as infectious diseases.

 MB200 Series

  Megabios has developed a class of gene delivery systems, the MB200 Series, which, following intravenous administration, are taken up preferentially by vascular endothelial cells in the lungs and other tissues. The Company believes that gene delivery systems in the MB200 Series, in combination with various genes, may be useful in the treatment of several diseases that are associated with angiogenesis, including cancer, macular degeneration, diabetic retinopathy, rheumatoid arthritis and psoriasis. In addition, Megabios believes that gene delivery systems in the MB200 Series may be useful for protein replacement therapy and to treat other medical disorders such as cardiovascular and inflammatory diseases. Megabios has entered into a corporate partnership with Pfizer to develop a gene-based therapeutic to treat solid tumors using gene delivery systems in the MB200 Series which are designed to deliver genes that inhibit angiogenesis. See "--Corporate Partners--Pfizer."

  In preclinical studies, administration of a gene delivery system in the MB200 Series has resulted in expression levels of a therapeutic protein consistent with those required for a therapeutic effect. These preclinical studies suggest that a gene delivery system in the MB200 Series could be used for protein replacement therapy, in which the gene coding for a therapeutic protein is administered rather than the protein itself. The Company believes that the use of gene-based therapeutics in this manner may be a viable alternative when therapeutic levels of a protein are difficult to sustain or when the therapeutic protein is difficult or expensive to manufacture.

  In addition, the Company believes that the ability to target certain cell types with gene delivery systems in the MB200 Series may be useful in developing gene-based therapeutics for a number of other medical disorders. For example, Megabios believes that the administration of gene delivery systems in the MB200 Series combined with certain therapeutic genes that stimulate angiogenesis may be useful to treat certain cardiovascular diseases, such as peripheral vascular disease and atherosclerosis, both of which may result in the blockage of blood vessels, leading to heart attacks and strokes. In addition, the use of gene delivery systems in the MB200 Series to deliver therapeutic genes coding for anti-inflammatory agents may be useful to treat inflammatory diseases following intravenous administration.

 MB300 Series

  Megabios has developed a class of gene delivery systems, the MB300 Series, which, following direct injection in animals, are taken up by cancer cells and may be useful for the treatment of certain solid tumors. In preclinical studies involving a canine model of spontaneously occurring oral melanoma, a gene delivery system in the MB300 Series was used to deliver two therapeutic genes. The data from this study indicated that a majority of the dogs that received the treatment regimen exceeded their expected median survival period. These dogs also had a higher number of activated white blood cells compared to untreated animals, which suggests that the therapeutic genes augmented the immune response to the tumor cells resulting in an increased survival rate for these animals. The Company believes that these results support the potential utility of the gene delivery systems in the MB300 Series to facilitate immunotherapy approaches for the treatment of multiple forms of cancer.

  Other gene delivery systems in the MB300 Series have been tested by the Company to facilitate the treatment of multiple forms of cancer using different approaches, such as through the delivery of suicide genes or tumor suppressor genes. Megabios has entered into a corporate partnership with Lilly to develop gene-based therapeutics using the MB300 Series as well as other gene delivery systems, to deliver the BRCA1 gene to treat breast cancer and ovarian cancer. See "--Corporate Partners--Lilly." The Company intends to pursue additional corporate partnerships to develop gene-based therapeutics to treat cancer using other (non-BRCA1) therapeutic genes.

 MB400 Series

  The Company is developing a class of gene delivery systems, the MB400 Series, designed to administer genetic vaccines following various modes of administration, including intramuscular, intradermal, subcutaneous or intravenous injection. To date, the use of DNA for vaccination purposes has been limited by inadequate levels of expression of the vaccine antigen in the appropriate cell type. The Company has designed and screened many delivery systems, some of which may have improved targeting and expression characteristics. If successful, these efforts could result in novel formulations that may allow the treatment or prevention of certain diseases, including infections and autoimmune diseases, as well as certain forms of cancer, through a genetic vaccine approach.

 Other Gene Delivery Systems

  The Company is developing other classes of gene delivery systems for additional therapeutic applications. For example, the Company believes that the MB500 Series, which is designed to deliver genes to circulating macrophages, has potential utility in various infectious diseases and hyperlipidemia. The MB600 Series is designed to deliver genes to cells in the central nervous system, which is an important target for the potential treatment of neurodegenerative diseases, including Parkinson's and Alzheimer's disease, as well as for the treatment of certain cancers. The MB700 Series is designed to result in the delivery of genes to solid tumor cells following intraperitoneal administration.

  There can be no assurance that any of the Company's gene delivery systems will have the performance attributes to justify their further development or to attract corporate partners. While the Company has demonstrated some evidence of the utility of its gene delivery systems in preclinical animal studies, these results do not predict safety or efficacy in humans, when, and if, further clinical trials are conducted. The Company's products may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their use. There can be no assurance that any of the Company's products will ultimately obtain FDA or other regulatory or foreign marketing approval for any indication. The Company's products are also subject to risks particular to the development of gene-based therapeutics. Gene-based therapy is a new and rapidly evolving technology and is expected to undergo significant technological changes in the future. As a result of the limited clinical data available regarding the safety and efficacy of gene-based therapeutics and other factors, clinical trials relating to gene-based therapeutics may take longer to complete than clinical trials involving more traditional pharmaceuticals. There can be no assurance that any gene-based therapeutics will be demonstrated to be safe or effective or that the Company or its corporate partners will be able to manufacture such gene-based therapeutics on a commercial scale or in an economical manner.

TECHNOLOGY LICENSES

  Megabios actively reviews technologies under development at academic and other research institutions. The Company believes that such institutions are an important source of breakthrough technologies and has entered into and intends to enter into additional licensing arrangements to expand its core technology.

  The Company has an exclusive license to certain patent applications held by The Regents of the University of California ("The Regents") related to in vivo, non-viral delivery of genes using positively charged lipids, including delivery by various modes of administration and for use in the treatment of cystic fibrosis. With respect to these patent applications, one patent has issued in the United States and two Notices of Allowance have been received in the United States with respect to two patents and two equivalent notices have been received in a foreign country with respect to these patent applications. Under the terms of the agreement, the Company has paid a license fee and is obligated to make payments upon the achievement of certain clinical milestones and royalty payments on sales of products, if any.

PATENTS AND PROPRIETARY TECHNOLOGY

  Patents and other proprietary rights are important to the Company's business. The Company's policy is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of its business. The Company also relies on trade secrets, confidentiality agreements and other measures to protect its technology and proposed products. The Company's failure to obtain patent protection or otherwise protect its proprietary technology or proposed products may have a material adverse effect on the Company's competitive position and business prospects.

  The Company has eleven pending patent applications in the United States as well as foreign counterparts of these applications. The Company has received Notices of Allowance in the United States with respect to three patent applications. The patent application process takes several years and entails considerable expense. In addition to its own patent applications, the Company has acquired exclusive worldwide licenses to patent applications from The Regents. There is no assurance that additional patents will issue from these applications or, if patents do issue, that the claims allowed will be sufficient to protect the Company's technology.

  A number of the gene sequences that the Company and its corporate partners are investigating or may use in its products are or may become patented by others. As a result, the Company or its corporate partners may be required to obtain licenses to such gene sequences or other technology in order to use or market such products. In addition, some of the products based on the Company's gene delivery systems may require the use of multiple proprietary technologies. Consequently, the Company or its corporate partners may be required to make cumulative royalty payments to several third parties. Such cumulative royalties could reduce amounts paid to the Company or be commercially prohibitive. In connection with the Company's efforts to obtain rights to such gene sequences or other proprietary technology, the Company may find it necessary to convey rights to its technology to others. There can be no assurance that the Company or its corporate partners will be able to obtain any required licenses on commercially reasonable terms or at all.

  The patent positions of pharmaceutical and biotechnology firms are often uncertain and involve complex legal and factual questions. Further, the breadth of claims allowed in biotechnology patents is unpredictable. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to invent the technology that is the subject of such patent application. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds, products or processes that block or compete with those of the Company. While the Company is aware of patent applications filed and patents issued to third parties relating to genes, gene delivery technologies and gene-based therapeutics, there can be no assurance that any such patent applications or patents will not have a material adverse effect on products the Company or its corporate partners are developing or may seek to develop in the future. There can be no assurance that third parties will not assert patent or other intellectual property infringement claims against the Company with respect to its products or technology or other matters.

  Patent litigation is widespread in the biotechnology industry. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company, to protect trade secrets or know-how owned or licensed by the Company, or to determine the scope and validity of the proprietary rights of third parties. Although no third party has asserted that the Company is infringing such third party's patent rights or other intellectual property, there can be no assurance that litigation asserting such claims will not be initiated, that the Company would prevail in any such litigation, or that the Company would be able to obtain any necessary licenses on reasonable terms, if at all. Any such claims against the Company, with or without merit, as well as claims initiated by the Company against third parties, can be time-consuming and expensive to defend or prosecute and to resolve. If other companies prepare and file patent applications in the United States that claim technology also claimed by the Company, the Company may have to participate in interference proceedings to determine priority of invention, which could result in substantial cost to the Company even if the outcome is favorable to the Company.

  The Company also relies on proprietary information and trade secrets, including its proprietary database of preclinical in vivo experiments, to develop and maintain its competitive position. There can be no assurance that third parties will not independently develop equivalent proprietary information or techniques, will not gain access to the Company's trade secrets or disclose such technology to the public, or that the Company can maintain and protect unpatented proprietary technology. The Company typically requires its employees, consultants, collaborators, advisors and corporate partners to execute confidentiality agreements upon commencement of employment or other relationships with the Company. There can be no assurance, however, that these agreements will provide meaningful protection or adequate remedies for the Company's technology in the event of unauthorized use or disclosure of such information, that the parties to such agreements will not breach such agreements or that the Company's trade secrets will not otherwise become known or be discovered independently by its competitors.

MANUFACTURING AND COMMERCIALIZATION

  The Company's focused commercialization strategy is based on entering corporate partnerships with pharmaceutical and biotechnology companies whereby the Company will primarily pursue preclinical development of gene-based therapeutics, and the Company's partners will be responsible for clinical trials, sales, marketing, and large-scale clinical and commercial manufacturing. Under the terms of the Glaxo Wellcome Agreement, Pfizer Agreement and Lilly Agreement, the Company's corporate partners have received exclusive rights for large-scale, clinical and commercial manufacturing of the gene-based therapeutics for use in the areas covered by these agreements.

  The Company has demonstrated that its DNA plasmids, DNA:lipid complexes and formulations can be produced at pilot scale and believes that commercial quantities of material may be prepared using conventional fermentation and purification processes. The Company currently operates a pilot manufacturing facility and has produced DNA plasmids at a contract manufacturer at the 1,000 liter scale. The lipid components of Megabios' gene delivery systems can be synthesized using readily scalable, organic synthesis procedures. To date, the Company has obtained access to lipid manufacturing through arrangements with contract manufacturers. Preparation of DNA:lipid complexes is carried out at the Company's pilot manufacturing facility using proprietary processes.

  The Company has supplied clinical-grade material to Glaxo Wellcome for use in a Phase I/II clinical trial of a gene-based therapeutic to treat cystic fibrosis. Glaxo Wellcome is in the process of scaling up its production capabilities using the Company's proprietary processes and methods to meet clinical requirements. Under the Pfizer Agreement and the Lilly Agreement, Megabios is obligated to provide material used in preclinical testing and may supply material for clinical trials.

  Megabios does not currently operate manufacturing facilities for commercial production of its gene delivery systems. The Company has no experience in, and currently lacks the resources and capability to, manufacture or market any of its products on a commercial scale. Accordingly, the Company will be dependent initially on corporate partners, licensees or other third parties for commercial-scale manufacturing of its products. Successful large-scale manufacturing of gene-based therapeutics has not been demonstrated by any third parties. There can be no assurance that the Company will be able to reach satisfactory agreements with its partners or that its corporate partners will be able to develop adequate manufacturing capabilities for production of commercial-scale quantities of gene-based therapeutics.

  Under the terms of the Glaxo Wellcome Agreement, Pfizer Agreement and Lilly Agreement, the corporate partners have received exclusive rights to market and sell the Company's gene-based therapeutics that are developed pursuant to these corporate partnerships. The Company is highly dependent upon each of its corporate partnerships with Glaxo Wellcome, Pfizer and Lilly. The Company cannot control whether Glaxo Wellcome, Pfizer or Lilly will devote sufficient resources to the commercialization of the Company's potential products on a timely basis, and such resources could vary due to factors unrelated to the Company's products. If such corporate partners fail to conduct these activities in a timely manner or at all, the commercialization of the Company's products could be delayed or terminated. There can be no assurance that any of these corporate partnerships will result in successfully manufactured or commercialized products and the receipt by the Company of related royalty revenues. Failure of the Company's corporate partners to manufacture successfully the potential products for large-scale clinical trials or commercial use, or to commercialize successfully the potential products, would have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

  The production and marketing of the Company's products and its research and development activities are subject to extensive regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous regulation by the FDA. The Company believes that the commercial uses of its products will be regulated as biologics by the FDA and comparable foreign regulatory bodies. Biologics are regulated under certain provisions of the Public Health Service Act and the Federal Food, Drug, and Cosmetic Act. These laws and the regulations promulgated thereunder govern, among other things, testing, manufacturing, safety, efficacy, labeling, storage, record keeping, and the promotion, marketing and distribution of biological products. At the FDA, the Center for Biologics Evaluation and Research is responsible for the regulation of biological products and has handled FDA's regulation of most gene-based therapeutics to date. Gene-based therapy, however, is a relatively new technology and the regulatory requirements governing gene-based therapeutics are uncertain. The Company is not aware of any gene-based therapeutics that have received marketing approval from the FDA or any comparable foreign authorities.

  The necessary steps before a new biological product may be marketed in the United States include: (i) preclinical laboratory tests and in vivo preclinical studies; (ii) the submission to the FDA of an IND for clinical testing, which must become effective before clinical trials commence; (iii) under certain circumstances, approval by a special advisory committee convened to review IND's involving gene-based therapeutics; (iv) adequate and well-controlled clinical trials to establish the safety and efficacy of the product; (v) the submission to the FDA of a product license application and establishment license application ("PLA/ELA") and (vi) FDA approval of the PLA/ELA prior to any commercial sale or shipment of the biologic. The FDA has eliminated the requirement of a separate ELA for certain categories of biotechnology products, including, for example, therapeutic recombinant DNA-derived products. At this time, however, it is unclear whether these new regulations would apply to gene-based therapeutics. Furthermore, the FDA has announced its intention ultimately to review all new biologic products under a single biologics license application. However, it is impossible to predict when this procedure will be adopted.

  Manufacturing facilities in the United States are subject to periodic inspection by the FDA and state authorities, and must comply with GMP. Manufacturers of biologics also must comply with FDA general biological product standards and also may be subject to state regulation. Failure to comply with GMP or other applicable regulatory requirements may result in withdrawal of marketing approval, criminal prosecution, civil penalties, recall or seizure of products, warning letters, total or partial suspension of production, FDA refusal to review pending marketing approval applications or supplements to approved applications, or injunctions, as well as other legal or regulatory action against the Company or its corporate partners.

  Preclinical tests include laboratory evaluation of the product, as well as animal studies to assess the potential safety and efficacy of the product. Preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding Good Laboratory Practices ("GLP"). The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as a part of an IND, which must become effective before clinical trials may commence. The IND will automatically become effective 30 days after receipt by the FDA unless the FDA indicates prior to the end of the 30-day period that the proposed protocol raises concerns that must be resolved before the FDA will allow the trials to proceed as outlined in the IND. In such case, there can be no assurance that such resolution will be achieved in a timely fashion, if at all. In addition, the FDA may impose a clinical hold on an ongoing clinical trial, in which case the study cannot recommence without FDA authorization under terms sanctioned by the agency. There be no assurance that the Company's corporate partners will not encounter problems in clinical trials that cause the Company's corporate partners or the FDA to delay, suspend or terminate such trials.

  Clinical trials involve the administration of the investigational product to healthy volunteers or to patients, under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with Good Clinical Practices under protocols that detail the objectives of the trial, inclusion and exclusion criteria, the parameters to be used to monitor safety, and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical trial must be reviewed and approved by an independent IRB at the academic or medical institution at which the trial will be conducted. The IRB will consider, among other things, ethical factors and the safety of human subjects. The IRB may require changes in a protocol, and there can be no assurance that submission of an IND will permit a study to be initiated or completed.

  Clinical trials are conducted in three sequential phases, but the phases may overlap. In Phase I, the initial introduction of the product into healthy human subjects or patients, the drug is tested to assess safety, metabolism, pharmacokinetics and pharmacological actions associated with increasing doses. Phase II usually involves studies in a limited patient population to (i) determine the efficacy of the potential product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage and (iii) further identify possible adverse effects and safety risks. If a compound is found to be effective and to have an acceptable safety profile in Phase II evaluations, Phase III trials are undertaken to evaluate further clinical efficacy and to test further for safety within a broader patient population at geographically dispersed clinical sites. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specific time period, if at all, with respect to any of the Company's or its corporate partners' products subject to such testing. In addition, after marketing approval is granted, the FDA may require post-marketing clinical studies which typically entail extensive patient monitoring and may result in restricted marketing of the product for an extended period of time.

  The results of the pharmaceutical development, preclinical studies and clinical trials are submitted to the FDA in the form of a PLA/ELA for approval of the manufacture, marketing and commercial shipment of the biological product. The testing and approval process is likely to require substantial time, effort and financial and human resources, and there can be no assurance that any approval will be granted on a timely basis, if at all or that any product developed by the Company and its corporate partners will prove safe and effective in clinical trials or will meet all the applicable regulatory requirements necessary to receive marketing approval from the FDA or the comparable regulatory body of other countries. Data obtained from preclinical studies and clinical trials are subject to interpretations that could delay, limit or prevent regulatory approval. The FDA may deny the PLA/ELA if applicable regulatory criteria are not satisfied, require additional testing or information, or require postmarketing testing and surveillance to monitor the safety or efficacy of a product. Moreover, if regulatory approval of a biological product is granted, such approval may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Among the conditions for PLA/ELA approval is the requirement that the prospective manufacturer's quality control and manufacturing procedures conform to the appropriate FDA GMP regulations, which must be followed at all times. In complying with standards set forth in these regulations, manufacturers must continue to expend time, financial resources and effort in the area of production and quality control to ensure full compliance.

  For clinical investigation and marketing outside the United States, the Company and its corporate partners may be subject to FDA as well as regulatory requirements of other countries. The FDA regulates the export of biological products, whether for clinical investigation or commercial sale. In Europe, the approval process for the commencement of clinical trials varies from country to country. The regulatory approval process in other countries includes requirements similar to those associated with FDA approval set forth above. Approval by the FDA does not ensure approval by the regulatory authorities of other countries.

  The Company's research and development processes involve the controlled use of hazardous materials, chemicals and radioactive materials, and produce waste products. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated completely. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that it will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that any the operations, business or assets of the Company will not be materially adversely affected by current or future environmental laws or regulations.

COMPETITION

  Gene delivery and gene-based therapy are relatively new, rapidly evolving areas of science in which significant and unexpected technological advances are likely. Rapid technological development could result in the Company's products or technologies becoming obsolete before the Company recovers a significant portion of its related research, development and capital expenditures. The Company is aware of several pharmaceutical and biotechnology companies which are exploring the field of gene-based therapy, are actively engaged in research and development in areas related to gene-based therapy, or have commenced clinical trials of gene-based therapeutics. Many of these companies are addressing diseases which have been targeted by the Company or its corporate partners. Megabios also may experience competition from companies that have acquired or may acquire gene-based technology from universities and other research institutions. As competitors develop their technologies, they may develop proprietary positions in certain aspects of gene delivery and gene-based therapeutics that may materially and adversely affect Megabios. In addition, the Company faces and will continue to face competition from other companies for corporate partnerships with pharmaceutical and biotechnology companies, for establishing relationships with academic and research institutions, and for licenses to proprietary technology, including intellectual property related to gene delivery systems. Corporate partners may also elect to internally develop gene-based therapeutics which compete with the Company's products. In addition, many other companies are developing non-gene-based therapies to treat these same diseases.

  Most of the Company's competitors and potential competitors have substantially greater product development capabilities and financial, scientific, manufacturing, managerial and human resources than the Company. There can be no assurance that research and development by others will not render the Company's delivery systems or the products developed by corporate partners using the Company's delivery systems obsolete or non-competitive or that any product developed by the Company or its corporate partners will be preferred to any existing or newly developed technologies. In addition, there can be no assurance that the Company's competitors will not develop safer, more effective or less costly gene delivery systems, gene-based therapeutics or non-gene based therapies, achieve superior patent protection or obtain regulatory approval or product commercialization earlier than the Company, any of which could have a material adverse effect on the Company's business, financial condition or results of operations.

PRODUCT LIABILITY INSURANCE

  The manufacture and sale of human therapeutic products involve an inherent risk of product liability claims and associated adverse publicity. The Company currently has only limited product liability insurance, and there can be no assurance that it will be able to maintain existing or obtain additional product liability insurance on acceptable terms or with adequate coverage against potential liabilities. Such insurance is expensive, difficult to obtain and may not be available in the future on acceptable terms, or at all. An inability to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products by the Company. A product liability claim brought against the Company in excess of its insurance coverage, if any, or a product withdrawal, could have a material adverse effect upon the Company's business, financial condition and results of operations.

EMPLOYEES

  As of June 30, 1997, Megabios employed 64 individuals full-time, including 17 who hold doctoral degrees. Of the Company's total work force, 54 employees are engaged in or directly support research and development activities, and 10 are engaged in business development, finance and administrative activities. The Company's employees are not represented by a collective bargaining agreement. The Company believes its relationships with its employees are good.

FACILITIES

  The Company currently leases approximately 45,300 square feet in Burlingame, California, of which approximately 34,700 square feet is occupied or under construction (the "Facility"). The Facility has been built to the Company's specifications to accommodate the Company's laboratory, support and administrative needs and includes a pilot manufacturing facility designed to supply material required for preclinical research and development. The term of the lease for the 34,700 square feet in use expires in 2004, at which time the Company has the option to renew the lease, Approximately 10,600 square feet of the Facility is not currently occupied by the Company and is expected to be built-out for use as a manufacturing facility. The term of the lease for this portion of the facility expires in 2007, at which time the Company has the option to renew the lease. Megabios believes that the Facility and its expansion will be adequate to meet the Company's needs for the foreseeable future.

SCIENTIFIC ADVISORY BOARD

  Megabios' Scientific Advisory Board ("SAB") consists of academic and industry experts in the fields of gene-based therapeutics, molecular biology, drug delivery, immunology and infectious diseases. The Company meets with the members of the SAB on an ad hoc basis to discuss research and development strategies, and certain members communicate with the Company's scientists periodically to discuss the details of specific projects. All SAB members own shares or have been granted options to acquire Common Stock of the Company. Each SAB member has entered into a consulting agreement specifying the terms and scope of the advisory relationship with the Company, which provides that the SAB member will not consult or otherwise provide services to any other Company engaged in the development of gene-based therapeutics without the prior consent of Megabios. The Company does not believe that termination of any individual consulting agreement would materially affect its business. All of the SAB members are employed by employers other than the Company and may have other commitments and consulting advisory contracts with other entities which may compete for such member's time and with their obligations to the Company.

  Abul K. Abbas, M.B.B.S., has served as Head of the Immunology Research Division in the Department of Pathology at Brigham and Women's Hospital, and Professor of Pathology at Harvard Medical School since July 1991. He is a member of the American Association of Pathologists and the American Association of Immunologists. Dr. Abbas received his medical degree from the All-India Institute of Medical Sciences, New Delhi, India.

  Donald E. Ganem, M.D., has served as Investigator, Howard Hughes Medical Institute since September 1994 and Professor, University of California, San Francisco since July 1990. He is a member of the American Academy of Microbiology, the American Society for Virology and the Infectious Diseases Society of America. Dr. Ganem received his M.D. from Harvard University.

  Raju Kucherlapati, Ph.D., has served as the Lola and Saul Kramer Professor and Chairman of the Department of Molecular Genetics at Albert Einstein College of Medicine since 1989. He was a founder and serves on the Board of Directors of both Cell Genesys, Inc. ("Cell Genesys") and Millennium Pharmaceuticals, Inc.. Dr. Kucherlapati received his Ph.D. from the University of Illinois and did post-doctoral training at Yale University. Dr. Kucherlapati also serves on the Board of Directors of the Company.

  Robert S. Langer, Sc.D., has served as the Kenneth J. Germeshausen Professor of Chemical and Biomedical Engineering at the Massachusetts Institute of Technology ("MIT") since July 1988. He is a member of the Institute of Medicine, the National Academy of Engineering and the National Academy of Sciences. Dr. Langer received his Sc.D. in Chemical Engineering from MIT. He also serves as a consultant to the Company.

  Stuart H. Orkin, M.D., has served as the Leland Fikes Professor of Pediatric Medicine at Harvard University since June 1987 and Investigator, Howard Hughes Medical Institute since March 1986. From 1989 to 1990, he was the President of The American Society of Clinical Investigation. He is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the American Society of Human Genetics. Dr. Orkin received his M.D. from Harvard University.

                                  MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

  The executive officers, directors and key employees of the Company and their ages as of June 30, 1997 are as follows:

   NAME                      AGE                    POSITION
   ----                      ---                    --------
   Executive Officers

   Benjamin F. McGraw, III,   48 Chairman, Chief Executive Officer and President
    Pharm.D................
   Patrick G. Enright......   35 Chief Financial Officer and Vice President
   Rodney Pearlman, Ph.D...   46 Vice President, Research and Development

   Key Employees

   Simba Gill, Ph.D........   33 Vice President, Business Development
   Beatrice Langton-
    Webster, Ph.D..........   39 Senior Director, Life Sciences
   Lee B. Bussey, Ph.D.....   44 Director, Bioprocessing
   Helen Jenkins...........   34 Director, Project Development
   Ralph Niven, Ph.D., M.R.
    Pharm. ................   37 Director, Pharmaceutics and Delivery
   Robert I. Grove, Ph.D...   49 Principal Scientist, Cardiovascular
   Jackie Papkoff, Ph.D....   41 Principal Scientist, Oncology

   Directors

   Frank J. Caufield(1)....   57 Director
   Edward L. Erickson......   50 Director
   A. Grant Heidrich(2)....   44 Director
   Russell C. Hirsch, M.D.,
    Ph.D.(1)...............   34 Director
   Raju Kucherlapati,
    Ph.D.(2)...............   54 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

  Benjamin F. McGraw, III, Pharm.D., joined the Company as President, Chief Executive Officer and director in September 1994 and became Chairman of the Board of Directors in February 1997. From April 1993 to September 1994, Dr. McGraw was Corporate Vice President for Corporate Development for Allergan, Inc., a pharmaceutical company. From November 1990 to April 1993, he served as President of MedTech Trends, Inc., an investment advisory company. From November 1991 to April 1993, Dr. McGraw was President of Carerra Capital Management, Inc., an investment company, where he was the fund manager for a limited partnership that invested in health care companies. From July 1989 to November 1990, Dr. McGraw was Vice President, Development at Marion Merrell Dow, Inc., a pharmaceutical company. From November 1987 to July 1989, he was Vice President, Development at Marion Laboratories, Inc., a pharmaceutical company. Dr. McGraw received his Doctor of Pharmacy from the University of Tennessee Center for the Health Sciences.

  Patrick G. Enright joined the Company as Chief Financial Officer and Vice President in March 1995. From September 1993 to June 1994, Mr. Enright was Senior Vice President of Finance and Business Development for Boehringer Mannheim Therapeutics ("Boehringer Mannheim"), a pharmaceutical company and a subsidiary of Corange Ltd. From September 1989 to September 1993, Mr. Enright was employed at PaineWebber Incorporated, an investment banking firm, where he became a Vice President in January 1992. From June 1984 to August 1989, he was employed by Sandoz Corporation, a pharmaceutical company. Mr. Enright received his M.B.A. from The Wharton School of Business at the University of Pennsylvania and his B.S. in Biological Sciences from Stanford University.

  Rodney Pearlman, Ph.D., has served as Vice President, Research and Development since January 1995. From January 1988 to December 1994, Dr. Pearlman was Director of Pharmaceutical Research and Development at Genentech, Inc. ("Genentech"), a biotechnology company. At Genentech, he was a Project Team Leader for Human Growth Hormone from March 1992 to June 1994. From September 1987 to December 1994, Dr. Pearlman was a senior scientist at Genentech. Dr. Pearlman joined Genentech as a scientist in September 1984. Prior to joining Genentech, he was an Assistant Professor of Pharmaceutics at the University of Texas at Austin. From 1978 to 1981, Dr. Pearlman was a Senior Scientist at Lilly. Dr. Pearlman received his Ph.D. in Pharmaceutical Chemistry from the University of Kansas.

  Simba Gill, Ph.D., joined the Company as Director, Business Development in November 1995 and has served as Vice President, Business Development since March 1997. From January 1995 to October 1995, Dr. Gill was Director of Business Development at Systemix, Inc. ("Systemix"), a biotechnology company. From September 1994 to December 1994, he was an independent consultant to Systemix. From April 1991 to September 1994, Dr. Gill held various positions at Boehringer Mannheim including Global Product Manager for Erythropoietin, Global Business Development Manager focusing on Genomics and Gene Therapy and Director of New Diagnostics Business Development. Dr. Gill received his Ph.D. in Molecular Immunology from King's College, London University and his M.B.A. from INSEAD, Fontainebleau, France.

  Beatrice Langton-Webster, Ph.D., joined the Company as Director, Life Sciences in November 1996 and has served as Senior Director, Life Sciences since March 1997. From June 1992 to November 1996, Dr. Langton-Webster was the Head of the Oncology Strategic Research Unit at Berlex Biosciences, a subsidiary of Schering AG, a pharmaceutical company. From September 1985 to October 1990, Dr. Langton-Webster was a Senior Research Scientist at Triton Biosciences, a biotechnology company. Dr. Langton-Webster received her Ph.D. in Medical Microbiology and Immunology from the University of California at Davis.

  Lee B. Bussey, Ph.D., has served as Director, Bioprocessing since June 1994. From August 1990 to June 1994, Dr. Bussey was the Technical Manager of Bioprocessing for Pel-Freez Biologicals, a biotechnology company. Dr. Bussey received his Ph.D. in Microbiology from the University of California at Davis.

  Helen Jenkins joined the Company as Project Manager in July 1994 and has served as Director, Project Development since April 1996. From May 1993 to June 1994, she was Product Manager at Glycomed Incorporated, a biotechnology company. From August 1990 to May 1993, Ms. Jenkins served as a Project Coordinator and a Senior Project Coordinator at Genentech. Ms. Jenkins received her B.S. in Biochemistry from the California Polytechnic State University at San Luis Obispo and her M.A. in Cellular and Molecular Biology from San Francisco State University.

  Ralph Niven, Ph.D., M.R. Pharm., joined Megabios in January 1996 as a Senior Scientist and has served as Director, Pharmaceutics and Delivery since October 1996. From July 1991 to December 1995, Dr. Niven was a Research Scientist at Amgen Inc., a biopharmaceutical company. Dr. Niven received his Ph.D. in Pharmaceutical Sciences from the University of Kentucky.

  Robert I. Grove, Ph.D., joined the Company as Principal Scientist, Cardiovascular in March 1997. From November 1993 to March 1997, Dr. Grove was Senior Scientific Investigator/Assistant Director and Group leader of the Hypercholesterolemia team in the Gene Therapy Department of Immune Response Corporation, a biotechnology company. From January 1985 to November 1993, he served as Senior Research Investigator in the preclinical Cardiovascular Research Growth Regulators, and Autoimmunity and Transplantation Departments of Bristol-Myers Squibb, a pharmaceutical company. Dr. Grove received his Ph.D. in biochemistry from the University of South Florida.

  Jackie Papkoff, Ph.D., joined the Company as Senior Scientist in February 1995 and has served as Principal Scientist, Oncology since November 1996. From July 1993 to February 1995, Dr. Papkoff was a Senior Scientist at Sugen, Inc., a biotechnology company. From January 1993 to June 1993, she served as Group Leader of the Tumor Biology Department and from January 1987 to January 1993, Dr. Papkoff served as a Staff Researcher in the Biochemistry Department of Syntex Research, a pharmaceutical company. Dr. Papkoff received her Ph.D. in Biology from the University of California at San Diego.

  Frank J. Caufield has served as a director of the Company since November 1992. Since 1978 he has held the position of partner of Kleiner Perkins Caufield & Byers, a venture capital partnership. He serves on the Board of Directors of Raster Graphics, Inc. and America Online, Inc. He received his M.B.A. from the Harvard Business School and his B.S. in Engineering from the United States Military Academy.

  Edward L. Erickson has served as a director of the Company since July 1995. Since June 1993, he has served as the President, Chief Executive Officer and a director of DepoTech Corporation, a biopharmaceutical company in the field of drug delivery. From 1991 to 1993, Mr. Erickson was the President, Chief Executive Officer and a director of Cholestech Corporation, a medical products company. Prior to joining Cholestech Corporation, he held senior management positions with two international, publicly-traded biomedical companies, The Ares-Serono Group and Amersham International plc. Mr. Erickson received his M.B.A. from the Harvard Business School and his B.S. and M.S. degrees in Mathematics from the Illinois Institute of Technology.

  A. Grant Heidrich, III, has served as a director of the Company since August 1993. Mr. Heidrich joined Mayfield Fund ("Mayfield"), a venture capital firm, in 1982 and has been a general partner or managing member of several venture capital funds affiliated with Mayfield since 1983. Mr. Heidrich serves on the Board of Directors of Millennium Pharmaceuticals, Inc. Mr. Heidrich received his M.B.A. from Columbia University Graduate School of Business and his B.A. in Human Biology from Stanford University.

  Russell C. Hirsch, M.D., Ph.D., has served as a director of the Company since August 1993. He joined Mayfield 1992, and has been a managing member of several venture capital funds affiliated with Mayfield since 1995. From 1984 to 1992, Dr. Hirsch conducted research in the laboratories of Nobel Laureate Harold Varmus, M.D., and Don Ganem, M.D., at the University of California, San Francisco. Dr. Hirsch received his M.D. and Ph.D. in Biochemistry from the University of California, San Francisco.

  Raju Kucherlapati, Ph.D., has served as a director of the Company since March 1995 and also serves on the Company's Scientific Advisory Board. Dr. Kucherlapati has served as the Lola and Saul Kramer Professor and Chairman of the Department of Molecular Genetics at Albert Einstein College of Medicine since 1989. He was a founder of and serves on the Board of Directors of both Cell Genesys and Millennium Pharmaceuticals, Inc. Dr. Kucherlapati received his Ph.D. from the University of Illinois.

BOARD COMPOSITION

  The Company currently has authorized six directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1998; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are Benjamin F. McGraw, III and Frank J. Caufield, the Class II directors are A. Grant Heidrich, III and Edward L. Erickson, and the Class III directors are Raju Kucherlapati and Russell C. Hirsch. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Although directors of the Company may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock, the Company's Restated Certificate of Incorporation provides that holders of two-thirds of the Common Stock must vote to approve the removal of a director without cause.

BOARD COMMITTEES

  The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent auditors. The Compensation Committee of the Board of Directors reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company and reviews general policy relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the issuance of stock options and other awards under the Company's stock plans.

DIRECTOR COMPENSATION

  The Company does not currently provide cash compensation to directors for services in such capacity, but directors may be reimbursed for certain expenses in connection with attendance at Board and Committee meetings. In January 1995, the Board granted an option to Dr. Kucherlapati to purchase 13,333 shares of Common Stock at an exercise price of $0.30 per share. In September 1995, the Board granted an option to Mr. Erickson to purchase 13,333 shares of Common Stock at an exercise price of $0.30 per share. The Company intends to consider compensating non-employee directors in the future. In February 1997, for his service as a member of the Company's SAB, the Board granted an option to Dr. Kucherlapati to purchase an additional 13,333 shares of Common Stock at an exercise price of $1.50 per share.

EXECUTIVE COMPENSATION

  The following table sets forth certain compensation awarded or paid by the Company during the fiscal year ended June 30, 1997 to its President and Chief Executive Officer and the Company's other executive officers who earned more than $100,000 during the fiscal year ended June 30, 1997 (collectively, the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                                      COMPENSATION
                                                         AWARDS
                                                      ------------
                                         ANNUAL
                                    COMPENSATION(1)    SECURITIES   ALL OTHER
                                   ------------------  UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITION        SALARY($) BONUS($)  OPTIONS(#)     ($)(2)
---------------------------        --------- -------- ------------ ------------
Benjamin F. McGraw, III,           $258,174  $25,000     73,333        $509
 Pharm.D. ........................
 Chairman, Chief Executive Officer
 and President
Patrick G. Enright................  166,539   16,000     30,000         329
 Chief Financial Officer and Vice
 President
Rodney Pearlman, Ph.D. ...........  169,904   16,500     25,000         335
 Vice President, Research and
 Development

--------
(1) In accordance with Securities and Exchange Commission ("Commission") rules, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constitutes less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the fiscal year.
(2) Represents insurance premiums paid by the Company with respect to group life insurance for the benefit of the Named Executive Officer.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth each grant of stock options made during the fiscal year ended June 30, 1997, to each of the Named Executive Officers:

                                          INDIVIDUAL GRANTS
                          -------------------------------------------------
                                                                             POTENTIAL REALIZABLE
                                         PERCENTAGE OF                         VALUE AT ASSUMED
                            NUMBER OF    TOTAL OPTIONS                       ANNUAL RATES OF STOCK
                            SECURITIES    GRANTED TO                        PRICE APPRECIATION FOR
                            UNDERLYING   EMPLOYEES IN  EXERCISE                 OPTION TERM(4)
                             OPTIONS      FISCAL YEAR    PRICE   EXPIRATION -----------------------
          NAME            GRANTED (#)(1)    (%)(2)     ($/SH)(3)    DATE      5% ($)      10% ($)
          ----            -------------- ------------- --------- ---------- ----------- -----------
Benjamin F. McGraw, III,      73,333         18.9%       $1.50    02/28/07  $ 1,324,394 $ 2,169,199
 Pharm.D. ..............
 Chairman, Chief
 Executive
 Officer and President
Patrick G. Enright......      30,000          7.7         1.50    02/28/07      541,800     887,400
 Chief Financial Officer
 and Vice President
Rodney Pearlman, Ph.D. .      25,000          6.4         1.50    02/28/07      451,400     739,500
 Vice President,
 Research and
 Development

--------
(1) Twenty-five percent of such options granted vest one year from the vesting commencement date with remaining options vesting at a rate of 1/36th per month over three years. Options may be exercised immediately pursuant to early exercise provisions contained in option agreements. Any shares issued pursuant to such early exercise provisions are subject to repurchase upon termination of employment. Such repurchase option terminates at the rate of twenty five percent after one year from the vesting commencement date and thereafter at a rate of 1/36th per month over three years. The options expire 10 years from the date of grant, or earlier upon termination of employment.
(2) Based on an aggregate of 388,680 options granted to employees, consultants and directors of the Company during fiscal year ended June 30, 1997, including the Named Executive Officers.
(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.
(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers. The potential realizable value is calculated by assuming that the assumed initial public offering price of $12.00 per share appreciates at the indicted rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND JUNE 30, 1997 OPTION VALUES

  The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the fiscal year ended June 30, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers at June 30, 1997:

                                                         NUMBER OF SECURITIES  VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED     IN-THE-MONEY
                                                              OPTIONS AT            OPTIONS AT
                                                         JUNE 30, 1997(#)(1)   JUNE 30, 1997($)(2)
                                                        ---------------------- --------------------
                              SHARES
                           ACQUIRED ON       VALUE           EXERCISABLE/          EXERCISABLE/
          NAME            EXERCISE(#)(1) REALIZED($)(2)     UNEXERCISABLE         UNEXERCISABLE
          ----            -------------- -------------- ---------------------- --------------------
Benjamin F. McGraw, III,         --              --            73,333/0             $769,997/0
 Pharm.D. ..............
 Chairman, Chief
 Executive Officer
 and President
Patrick G. Enright......         --              --            30,000/0              315,000/0
 Chief Financial Officer
 and Vice President
Rodney Pearlman, Ph.D...      29,166        $341,242           25,000/0              262,500/0
 Vice President,
 Research and
 Development

--------
(1) Options may be exercised immediately pursuant to early exercise provisions contained in option agreements. Any shares issued pursuant to such early exercise provisions are subject to repurchase at the original exercise price paid per share upon termination of employment. Such repurchase option terminates at the rate of twenty five percent after one year from the vesting commencement date and thereafter at a rate of 1/36th per month over three years.
(2) Value realized and value of unexercised in-the-money options is based on a value of $12.00 per share of the Company's Common Stock, the assumed initial public offering price, even though at the time of grant the fair market value of the Common Stock was determined by the Board of Directors to be $0.30 to $1.50 per share. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise and do not indicate that the optionee sold such stock.

EMPLOYMENT AGREEMENTS

  In August 1994, the Company entered into an employment agreement with Dr. McGraw providing for an annual compensation of $250,000, an option to purchase up to 250,000 shares of Common Stock at $0.30 per share subject to a four-year vesting schedule, a signing bonus of $65,000 payable in quarterly installments, certain relocation expenses and a severance payment equal to twelve months salary in the event of termination without cause.

  In February 1995, the Company entered into an employment agreement with Mr. Enright providing for an annual compensation of $160,000, an option to purchase up to 91,666 shares of Common Stock at an exercise price of $0.30 per share subject to a four-year vesting schedule, a $10,000 signing bonus and payment of certain relocation expenses.

  In November 1994, the Company entered into an employment agreement with Dr. Pearlman providing for an annual compensation of $165,000, an option to purchase up to 83,333 shares of Common Stock at an exercise price of $0.30 per share subject to a four-year vesting schedule and a $30,000 bonus payable in quarterly installments during 1995.

  In January 1996, the Board of Directors approved the Change of Control Policy for the protection of the Company's executive officers. In the event of a merger in which the Company is not the surviving entity or a transaction or series of transactions in which more than 50% of the Company's voting power is transferred or the sale of all or substantially all the assets of the Company (each a "Change of Control"), an executive officer will continue to receive salary and benefits for twelve months from the date of his or her termination unless such termination is for cause (or voluntary termination of his or her employment for good cause). Further, in the event of a Change of Control, all outstanding stock options of each executive officer shall automatically accelerate by the greater of twelve months or the number of full months during which the officer has been employed by the Company. However, the Board of Directors of the Company may provide that options be assumed by the acquiror, remain outstanding or provide for a replacement benefit equal in value.

STOCK PLANS

  Equity Incentive Plan. The Company's 1997 Equity Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors in July 1997 as an amendment and restatement of the Company's 1993 Stock Option Plan (the "1993 Plan"). There are currently 2,100,000 shares of Common Stock authorized for issuance under the Incentive Plan.

  The Incentive Plan provides for the grant of incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), to employees (including officers and employee-directors) and nonstatutory stock options, restricted stock purchase awards and stock bonuses to employees, directors and consultants. The Incentive Plan is administered by the Board of Directors or a committee appointed by the Board which determines recipients and types of awards to be granted, including the exercise price, number of shares subject to the award and the exercisability thereof.

  The terms of stock options granted under the Incentive Plan generally may not exceed 10 years. The exercise price of options granted under the Incentive Plan is determined by the Board of Directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the Common Stock on the date of the option grant and the exercise price for a nonstatutory stock option cannot be less than 85% of the fair market value of the Common Stock on the date of option grant. Options granted under the Incentive Plan vest at the rate specified in the option agreement. No stock option may be transferred by the optionee other than by will or the laws of descent or distribution, provided that a nonstatutory stock option may be transferable if provided in the option agreement, and provided further that an optionee may designate a beneficiary who may exercise the option following the optionee's death. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options in the three-month period following such cessation (unless such options terminate or expire sooner or later by their terms). Options may be exercised for up to twelve months after an optionee's relationship with the Company and its affiliates ceases due to death or disability (unless such options expire sooner or later by their terms).

  No incentive stock option may be granted to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. Upon the expiration of the transition rule extending the effective date of code section 162(m) for newly public companies no person shall be eligible to receive options covering more than 500,000 shares in any calendar year.

  Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full (or vested in the case of restricted stock awards) shall again become available for the grant of awards under the Incentive Plan.

  The Board of Directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.

  Restricted stock purchase awards granted under the Incentive Plan may be granted pursuant to a repurchase option in favor of the Company in accordance with a vesting schedule and at a price determined by the Board of Directors. Restricted stock purchases must be at a price equal to at least 85% of the stock's fair market value on the award date, but stock bonuses may be awarded in consideration of past services without a purchase payment. Rights under a stock bonus or restricted stock bonus agreement may not be transferred other than by will, the laws of descent and distribution or a domestic relations order while the stock awarded pursuant to such an agreement remains subject to the agreement.

  Upon a change in control of the Company, the vesting of options held by executive officers will accelerate by the greater of 12 months or the number of months of the executive officer's employment, unless the Board of Directors finds that it is in the best interest of the Company's stockholders and the optionees to provide otherwise. If such a finding is made, the options shall either remain outstanding or be assumed by the acquiror (with the optionee being entitled to receive the same consideration as was received by the Company's stockholders in the change of control transaction) or the Board of Directors and/or the acquiror shall adopt a replacement benefit which shall (at a minimum) provide value to the executive officer on the vesting dates of the non-accelerated options substantially equal to the value the executive officer would have received if the shares had participated in all steps of the transaction. With respect to optionees who are not executive officers, upon a change in control any options shall remain outstanding, be assumed by the acquiror or be substituted with similar options. In the event the acquiror refuses to assume, substitute or continue any options, then such options shall be terminated if not exercised prior to the change of control. For purposes of this Plan, "Change in Control" means: any consolidation or merger of the Company with or into any other entity or person, or any other corporate reorganization, in which the Company is not the continuing or surviving entity, or any transaction or series of related transactions by the Company in which in excess of 50% of the Company's voting power is transferred, or any sale, lease, license or other disposition of all or substantially all of the assets of the Company.

  As of June 30, 1997, 878,251 shares of Common Stock had been issued upon the exercise of options granted under the 1993 Plan and the Incentive Plan (39,547 of which had been repurchased and of which were subject to repurchase), options to purchase 479,638 shares of Common Stock at a weighted average exercise price of $1.23 were outstanding and 121,657 shares remained available for future grant. The Incentive Plan will terminate in July 2007 unless sooner terminated by the Board of Directors. As of June 30, 1997, no stock bonuses or restricted stock have been granted under the Incentive Plan.

  Employee Stock Purchase Plan. In July 1997, the Company's Board of Directors approved the Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 200,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the Board of Directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan. The offering period for any offering will be no more than 27 months.

  Employees are eligible to participate if they are employed by the Company or an affiliate of the Company designated by the Board of Directors and are employed at least 20 hours per week and five months per year. Employees who participate in an offering can have up to 15% of their earnings withheld pursuant to the Purchase Plan and applied, on specified dates determined by the Board of Directors, to the purchase of shares of Common Stock. The price of Common Stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock on the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

  In the event of certain changes of control, the Company and the Board of Directors has discretion to provide that each right to purchase Common Stock will be assumed or an equivalent right substituted by the successor corporation, or the Board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to the change in control. The Purchase Plan will terminate at the Board's discretion.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person it is required to permitted to indemnify. Pursuant to this provision, the Company expects to enter into indemnification agreements with each of its directors and executive officers.

  The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act. In addition, the Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Restated Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Under current Delaware law, a director's liability to the Company or its stockholders may not be limited with respect to any breach of the director's duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                             CERTAIN TRANSACTIONS

  In August 1994, Mayfield VII, Mayfield Associates Fund II, William L. Brown, a former director and a 5% stockholder of the Company, and Frank J. Caufield, a director of the Company, extended bridge loans to the Company in an aggregate principal amount of $250,000. Mr. Heidrich, a director of the Company, is a member of of Mayfield Fund, the general partner of Mayfield VII and Mayfield Associates Fund II. The loans accrued interest at 5.8% per annum. The outstanding principal balance and accrued interest of the loans automatically converted into 141,623 shares of Series C Preferred Stock upon the first closing of the Company's sale of Series C Preferred Stock in September 1994.

  The Company has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. The Company also intends to execute such agreements with its future directors and executive officers.

  The Company believes that the foregoing transactions were in its best interest. As a matter of policy the transactions were, and all future transactions between the Company and any of its officers, directors or principal stockholders will be, approved by a majority of the independent and disinterested members of the Board of Directors, will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be in connection with bona fide business purposes of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 15, 1997 and as adjusted to reflect the sale of the Common Stock being offered hereby by: (i) each stockholder who is known by the Company to own beneficially more than 5% of the Common Stock; (ii) each Named Executive Officer of the Company; (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

                                                         PERCENTAGE OF SHARES
                                                         BENEFICIALLY OWNED(1)
                                               SHARES    -----------------------
                                            BENEFICIALLY  PRIOR TO      AFTER
 BENEFICIAL OWNER                              OWNED      OFFERING     OFFERING
 ----------------                           ------------ ----------   ----------
Entities affiliated with Mayfield Fund(2).   1,287,668         13.2%        10.5%
 2800 Sand Hill Road
 Menlo Park, CA 94025
Lombard Odier & Cie(3)....................     693,332          7.1%         5.7%
 11 Rue de la Corraterie
 1211 Genevall
 Switzerland
Entities affiliated with
 Institutional Venture Partners(4)........     640,955          6.6%         5.2%
 3000 Sand Hill Road
 Suite Z-290
 Menlo Park, CA 94025
Entities affiliated with
 Burr, Egan, Deleage & Co(5)..............     581,665          6.0%         4.8%
 One Embarcadero Center, #4050
 San Francisco, CA 94111
William L. Brown..........................     531,817          5.5%         4.3%
 Two Embarcadero Center, #1660
 San Francisco, CA 94111
Frank J. Caufield.........................     495,468          5.0%         4.1%
 Four Embarcadero Center, #3520
 San Francisco, CA 94111
Benjamin F. McGraw III, Pharm.D.(6).......     406,666          4.1%         3.3%
Patrick G. Enright(7).....................     144,499          1.5%         1.1%
Rodney Pearlman, Ph.D.(8).................     137,499          1.4%         1.1%
Edward Erickson(9)........................      13,333            *            *
A. Grant Heidrich(2)......................   1,287,668         13.2%        10.5%
Russell C. Hirsch, M.D., Ph.D.............           0            *            *
Raju Kucherlapati(10).....................      26,666            *            *
All directors and executive officers as a
 group (10 persons)(11)...................   2,511,799         25.4%        20.3%

--------
  * Represents beneficial ownership of less than 1% of the outstanding shares of the Company's Common Stock.
 (1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this table. Percentage of beneficial ownership is based on 9,725,939 shares of Common Stock outstanding as of July 15, 1997 and 12,225,939 shares of Common Stock outstanding after completion of this offering.
 (2) Includes 1,226,505 shares held by Mayfield VII and 61,163 shares held by Mayfield Associates Fund II. Mr. Heidrich is a General Partner of Mayfield Fund, the general partner of Mayfield Associates Fund II and Mayfield VII. Mr. Heidrich disclaims beneficial ownership of all such shares held by Mayfield VII or Mayfield Associates Fund II, except to the extent of his proportionate pecuniary interest therein.
 (3) Shares are held in the name of Ryco & Co, as nominee for Lombard Odier &
     Cie.
 (4) Includes 628,138 shares held by Institutional Venture Partners V and 12,817 held by Institutional Venture Management V.
 (5) Includes 575,616 shares held by Alta V Limited Partnership and 6,049 shares held by Customs House Partners. The principals of Burr, Egan, Deleage & Co. are general partners of Alta V Management Partners, L.P. (which is a general partner of Alta V Limited Partnership), and Customs House Partners. The principals of Burr, Egan, Deleage & Co. disclaim beneficial ownership of all such shares held by the foregoing funds, except to the extent of their proportionate pecuniary interests therein.
 (6) Includes 300,000 shares Dr. McGraw acquired pursuant to the exercise of stock options, 92,708 of which will be subject to repurchase by the Company as of September 13, 1997. Also includes 73,333 shares Dr. McGraw has the right to acquire pursuant to an option exercisable within 60 days, all of which will be subject to repurchase by the Company at such date, if issued.
 (7) Includes 2,000 shares held by Enright Capital Advisors, an investment partnership of which Mr. Enright is a partner. Mr. Enright disclaims beneficial ownership of all such shares owned by the foregoing partnership, except to the extent of his proportionate pecuniary interest therein. Includes 112,499 shares Mr. Enright acquired pursuant to the exercise of stock options, 46,961 of which will be subject to repurchase by the Company as of September 13, 1997. Also includes 30,000 shares Mr. Enright has the right to acquire pursuant to an option exercisable within 60 days, all of which will be subject to repurchase by the Company at such date, if issued.
 (8) Includes 112,499 shares Dr. Pearlman acquired pursuant to the exercise of stock options, 45,398 of which will be subject to repurchase by the Company as of September 13, 1997. Also includes 25,000 shares Dr. Pearlman has the right to acquire pursuant to options exercisable within 60 days, all of which will be subject to repurchase by the Company at such date, if issued.
 (9) Includes 13,333 shares Mr. Erickson acquired pursuant to the exercise of stock options, 6,389 of which will be subject to repurchase by the Company as of September 13, 1997.
(10) Includes 26,666 shares Dr. Kucherlapati has the right to acquire pursuant to options exercisable within 60 days, 16,666 of which will be subject to repurchase by the Company at such date, if issued.
(11) Includes 1,287,668 shares held by entities affiliated with certain directors of the Company as described in footnote 2 above and 154,999 shares subject to options exercisable within 60 days.

                         DESCRIPTION OF CAPITAL STOCK

  Upon completion of this offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value.

COMMON STOCK

  As of June 30, 1997, there were 1,567,727 shares of Common Stock outstanding held of record by approximately 64 stockholders. There will be 12,225,939 shares of Common Stock outstanding after giving effect to the sale of 2,500,000 shares of Common Stock offered by the Company hereby and after giving effect to the conversion of all shares of Preferred Stock into an aggregate of 8,154,779 shares of Common Stock.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of Preferred Stock, $.001 par value, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

WARRANTS

  As of June 30, 1997, the Company had outstanding warrants to purchase 84,009 shares of Common Stock at an exercise price of $3.88 per share. The warrants expire at various times from the day prior to the effectiveness of this initial public offering to five years following the closing of this initial public offering. Each warrant contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassification, consolidations and certain dilutive sales of the securities for which the warrant is exercisable below the then existing exercise price. Each warrant may be exercised, without the payment of cash, for the number of shares of Common Stock purchasable, at the current market value of the Common Stock, by the difference between the aggregate exercise price of the warrant and the value, at the current market price per share of Common Stock of the aggregate number of shares purchasable under the warrant.

REGISTRATION RIGHTS

  Following this offering, holders (or their permitted transferees) ("Holders") of 8,154,779 shares of Common Stock (assuming the conversion of all outstanding Preferred Stock (including the Series F Preferred) upon the closing of this offering) and warrants to purchase 84,009 shares of Common Stock will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Under the terms of that certain Amended and Restated Investor Rights Agreement dated May 23, 1997 (the "Investor Rights Agreement"), if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of others, the Holders are entitled to notice of such registration and are entitled to include their shares of Common Stock; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration or exclude such shares entirely. The Holders may also require the Company, at the Company's expense, to register all or a portion of their shares of Common Stock on form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. In addition, the Holders may also require the Company, beginning 180 days after the date of this Prospectus, on not more than two occasions, to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration, subject to certain conditions and limitations. In addition, one holder of 484,697 shares of Common Stock (assuming the conversion of all outstanding Preferred Stock upon the closing of this offering) has the right for the first registration only after May 30, 2001, to include its shares of Common Stock in connection with a firm underwritten public offering.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

  The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of
Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

  The Company's Certificate of Incorporation and Bylaws also require that, effective upon the closing of this offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer of the Company or by any person or persons holding shares representing at least 10% of the outstanding capital stock. The Company's Certificate of Incorporation also provides for a classified Board and specifies that the authorized number of directors may be changed only by resolution of the Board of Directors. See "Management--Board Composition." These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

  First National Bank of Boston has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has not been any public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

  Upon completion of this offering, based on the number of shares outstanding as of July 15, 1997, the Company will have outstanding an aggregate of 12,247,569 shares of Common Stock assuming (i) the issuance by the Company of 2,500,000 shares of Common Stock offered hereby, (ii) the issuance of 21,630 shares of Common Stock relating to an outstanding warrant to purchase Common Stock that expires upon this Offering and no issuance of 62,379 shares of Common Stock relating to other outstanding warrants, (iii) no exercise of exercisable vested options to purchase 472,772 shares of Common Stock, and
(iv) no exercise of the Underwriters' over-allotment option to purchase 375,000 shares of Common Stock. Of these shares, 2,500,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for shares held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (whose sales would be subject to certain limitations and restrictions described below) and the regulations promulgated thereunder.

  The remaining 9,725,939 shares held by officers, directors, employees, consultants and other stockholders of the Company were sold by the Company in reliance on exemptions from registration requirements of the Securities Act and are "restricted" securities within the meaning of Rule 144 under the Securities Act. As a result, on the date of this prospectus, approximately 22,645 shares, other than the 2,500,000 shares offered hereby, will be eligible for sale pursuant to subsection (k) of Rule 144 promulgated under the Securities Act. An additional 8,012,315 shares and 275,081 shares issuable upon exercise of outstanding vested options will be eligible for sale 180 days after the date of this Prospectus upon expiration of the lock-up agreements described below and in compliance with certain limitations set forth in the Securities Act. An additional 1,452,372 shares held by existing shareholders will become eligible for sale at various times over a period of less than one year. The remaining 238,607 shares currently held by existing shareholders will be subject to rights of repurchase in favor of the Company that expire at various dates through May 2001 pursuant to monthly vesting.

  Each officer, director and certain stockholders of the Company have agreed that for a period of 180 days after the date of this Prospectus, they will not, directly or indirectly, offer, sell, contract to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable for, or any rights to purchase or acquire, Common Stock, without the prior written consent of the Company or Montgomery Securities, as applicable. Montgomery Securities or the Company, as applicable, at any time without notice, may release all or any portion of the securities subject to the 180-day lock-up agreement. The Company has agreed with Montgomery Securities not to release any stockholder from such lock-up agreement between the stockholder and the Company without the prior written consent of Montgomery Securities.

  In general, under rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an affiliate of the Company, or person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares that were not acquired from the Company or an affiliate of the Company within the previous one year, will be entitled to sell in any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Company's Common Stock (approximately 122,475 shares immediately after this offering) or (ii) the average weekly trading volume of the Company's Common Stock in the Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or person whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who beneficially owns Restricted Shares is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above; provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company.

  An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus. In addition, non-affiliates may sell Rule 701 shares without complying with public information, volume and notice provisions of Rule 144.

  The Company intends to file a registration statement under the Securities Act to register shares of Common Stock reserved for issuance under the Incentive Plan and the Purchase Plan, thus permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act. Such registration statement will become effective immediately upon filing.

  As of the date of this Prospectus, warrants to purchase an aggregate of 62,379 shares of Common Stock were outstanding, all of which are subject to the 180-day lock-up.

  In addition, after this offering, the holders of approximately 8,154,779 shares will be entitled to certain rights with respect to registration of such shares under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  The Underwriters named below, represented by Montgomery Securities and Hambrecht & Quist LLC (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") by and between the Company and the Underwriters, to purchase from the Company the aggregate number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares if they purchase any.

                                                                        NUMBER
    UNDERWRITERS                                                       OF SHARES
    ------------                                                       ---------
   Montgomery Securities..............................................
   Hambrecht & Quist LLC..............................................
                                                                       ---------
     Total............................................................ 2,500,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers
a concession of not more than $   per share, and the Underwriters may allow,
and such dealers may reallow, a concession of not more than $   per share to
certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 375,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 2,500,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the initial public offering.

  The Representatives have advised the Company that the Underwriters do not expect to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  For a period of 180 days after the effectiveness of the Registration Statement, without the prior written consent of Montgomery Securities and/or the Company, as applicable, the Company and holders of 9,562,429 shares of Common Stock including the Company's directors and executive officers have agreed not to offer, sell or contract to sell, grant any option to purchase, make any short sale, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of, or any other rights to purchase or acquire Common Stock of the Company other than issuances pursuant to existing employee compensation plans and transfers into trusts for the benefit of the original holder or members of the original holder's immediate family.

  Prior to the initial public offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock will be prevailing market and economic conditions, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.

  The Representatives, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP ("Cooley Godward"), Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP. As of the date of this Prospectus, certain members of Cooley Godward own an aggregate of 11,587 shares of Common Stock of the Company.

                                    EXPERTS

  The financial statements of Megabios Corp. as of June 30, 1995 and 1996, and for each of the three years in the period ended June 30, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The statements in this Prospectus under the captions "Risk Factors-- Uncertainty of Patent Position and Proprietary Rights" and "Business--Patents and Proprietary Technology" have been reviewed and approved by McDonnell, Boehnen, Hulbert, Berghoff Ltd., special patent counsel for the Company, as experts in such matters, and are included herein in reliance upon such review and approval.

                            ADDITIONAL INFORMATION

  A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C. and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis, and Retrieval system.

                                 MEGABIOS CORP.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Auditors.............................................. F-2
Financial Statements
  Balance Sheets............................................................ F-3
  Statements of Operations.................................................. F-4
  Statement of Shareholders' Equity......................................... F-5
  Statements of Cash Flows.................................................. F-6
Notes to Financial Statements............................................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Shareholders
 Megabios Corp.

  We have audited the accompanying balance sheets of Megabios Corp. as of June 30, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Megabios Corp. as of June 30, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Palo Alto, California
July 1, 1996, except for Note 11,as to which the date is       , 1997

-------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the 1-for-3 reverse stock split described in Note 11 to the financial statements.

Palo Alto, California
July 31, 1997

                                 MEGABIOS CORP.

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    PRO FORMA
                                                                  SHAREHOLDERS'
                                       JUNE 30,                    EQUITY  AT
                                   -----------------   MARCH 31,    MARCH 31,
                                    1995      1996       1997         1997
                                   -------  --------  ----------- -------------
                                                      (UNAUDITED)  (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents....... $   282  $  5,253   $  2,595
  Short-term investments..........      --        --      9,731
  Other receivables...............     102        16        254
  Prepaid expenses and other
   current assets.................     188       275        323
                                   -------  --------   --------
  Total current assets............     572     5,544     12,903
Property and equipment, net.......   4,081     4,091      3,814
Other receivables.................      42        35         29
Deposits and other assets.........     274       286        318
                                   -------  --------   --------
                                   $ 4,969  $  9,956   $ 17,064
                                   =======  ========   ========
LIABILITIES AND SHAREHOLDERS' EQ-
 UITY
Current liabilities:
  Accounts payable................ $   181  $    148   $    181
  Accrued compensation............     115       133        207
  Other accrued liabilities.......      18        95         30
  Deferred revenue................     250       531        531
  Current portion of long-term
   debt...........................     881     1,069      1,247
                                   -------  --------   --------
      Total current liabilities...   1,445     1,976      2,196
Long-term debt....................   1,305     1,894      1,613
Commitments
Shareholders' equity:
  Preferred stock, no par value,
   issuable in series; 10,000,000
   shares authorized; 3,441,514,
   5,754,094 and 7,087,427
   convertible shares issued and
   outstanding at June 30, 1995
   and 1996, and March 31, 1997,
   respectively; aggregate
   liquidation preference of
   $27,201 and $37,201 at June 30
   and March 31, 1997,
   respectively (no shares
   outstanding pro forma).........  10,342    20,905     30,790     $     --
  Common stock, no par value,
   13,333,333 shares authorized;
   682,115, 1,364,836 and
   1,496,373 shares issued and
   outstanding at June 30, 1995
   and 1996, and March 31, 1997,
   respectively (8,317,795 shares
   pro forma).....................     237       442      1,141       31,931
  Deferred compensation...........      --        --       (554)        (554)
  Accumulated deficit.............  (8,360)  (15,261)   (18,122)     (18,122)
                                   -------  --------   --------     --------
      Total shareholders' equity..   2,219     6,086     13,255     $ 13,255
                                   -------  --------   --------     ========
                                   $ 4,969  $  9,956   $ 17,064
                                   =======  ========   ========

                            See accompanying notes.

                                 MEGABIOS CORP.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 NINE MONTHS
                                                                    ENDED
                                      YEAR ENDED JUNE 30,         MARCH 31,
                                    -------------------------  ----------------
                                     1994     1995     1996     1996     1997
                                    -------  -------  -------  -------  -------
                                                                 (UNAUDITED)
Collaborative research and
 development revenue..............  $   500  $ 1,157  $ 1,890  $   750  $ 4,586
Operating expenses:
  Research and development........    1,922    4,691    6,487    4,596    6,080
  General and administrative......      796    1,811    2,169    1,548    1,498
                                    -------  -------  -------  -------  -------
    Total operating expenses......    2,718    6,502    8,656    6,144    7,578
                                    -------  -------  -------  -------  -------
Loss from operations..............   (2,218)  (5,345)  (6,766)  (5,394)  (2,992)
Interest income...................       81       56      230      177      419
Interest expense..................      (16)    (140)    (365)    (279)    (288)
                                    -------  -------  -------  -------  -------
Net loss..........................  $(2,153) $(5,429) $(6,901) $(5,496) $(2,861)
                                    =======  =======  =======  =======  =======
Pro forma net loss per share......                    $ (0.94)          $ (0.33)
                                                      =======           =======
Shares used in computing pro forma
 net loss per share...............                      7,339             8,566
                                                      =======           =======


                            See accompanying notes.

                                 MEGABIOS CORP.

                       STATEMENT OF SHAREHOLDERS' EQUITY
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   NOTES
                           PREFERRED STOCK     COMMON STOCK      RECEIVABLE                               TOTAL
                          -----------------  -----------------      FROM       DEFERRED   ACCUMULATED SHAREHOLDERS'
                           SHARES   AMOUNT    SHARES    AMOUNT  SHAREHOLDERS COMPENSATION   DEFICIT      EQUITY
                          --------- -------  ---------  ------  ------------ ------------ ----------- -------------
Balances at June 30,
 1993...................         -- $     -    499,914  $   90      $(13)       $  --      $   (778)     $  (701)
Issuance of common
 stock..................         --      --    114,034     127        --           --            --          127
Conversion of notes
 payable of $1,050 plus
 accrued interest of $36
 into Series A
 convertible preferred
 stock, net of issuance
 costs of $4............  1,029,222   1,082         --      --        --           --            --        1,082
Issuance of Series B
 convertible preferred
 stock, net of issuance
 costs of $32...........  1,055,750   4,068         --      --        --           --            --        4,068
Prepayment of notes
 receivable from
 shareholders...........         --      --         --      --        13           --            --           13
Net loss................         --      --         --      --        --           --        (2,153)      (2,153)
                          --------- -------  ---------  ------      ----        -----      --------      -------
Balances at June 30,
 1994...................  2,084,972   5,150    613,948     217        --           --        (2,931)       2,436
Exercise of stock
 options................         --      --     68,167      20        --           --            --           20
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs of $76...........  1,292,095   4,942         --      --        --           --            --        4,942
Conversion of notes
 payable of $250 into
 Series C convertible
 preferred stock........     64,447     250         --      --        --           --            --          250
Net loss................         --      --         --      --        --                     (5,429)      (5,429)
                          --------- -------  ---------  ------      ----        -----      --------      -------
Balances at June 30,
 1995...................  3,441,514  10,342    682,115     237        --           --        (8,360)       2,219
Issuance of Series C
 convertible preferred
 stock, net of issuance
 costs of $36...........  1,827,883   7,063         --      --        --           --            --        7,063
Issuance of Series D
 convertible preferred
 stock..................    484,697   3,500         --      --        --           --            --        3,500
Exercise of stock
 options................         --      --    693,555     208        --           --            --          208
Repurchase of common
 stock from employee....         --      --     (7,500)     (3)       --           --            --           (3)
Net loss................         --      --         --      --        --           --        (6,901)      (6,901)
                          --------- -------  ---------  ------      ----        -----      --------      -------
Balance at June 30,
 1996...................  5,754,094  20,905  1,368,170     442        --           --       (15,261)       6,086
Issuance of Series E
 convertible preferred
 stock, net of issuance
 costs of $15
 (unaudited)............  1,333,333   9,985         --      --        --           --            --        9,985
Issuance of common stock
 in lieu of cash payment
 of commissions
 (unaudited)............         --    (100)    66,667     100        --           --            --            -
Exercise of stock
 options (unaudited)....         --      --     93,992      32        --           --            --           32
Repurchase of common
 stock from employees
 (unaudited)............         --      --    (32,456)    (13)       --           --            --          (13)
Deferred compensation
 related to grant of
 certain stock options
 (unaudited)............         --      --         --     580        --         (580)           --           --
Amortization of deferred
 compensation
 (unaudited)............         --      --         --      --        --           26            --           26
Net loss (unaudited)....         --      --         --      --        --           --        (2,861)      (2,861)
                          --------- -------  ---------  ------      ----        -----      --------      -------
Balance at March 31,
 1997 (unaudited).......  7,087,427 $30,790  1,496,373  $1,141      $ --        $(554)     $(18,122)     $13,255
                          ========= =======  =========  ======      ====        =====      ========      =======

                            See accompanying notes.

                                 MEGABIOS CORP.

                            STATEMENTS OF CASH FLOWS
        INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS (IN THOUSANDS)

                                                                NINE MONTHS
                                                                   ENDED
                                     YEAR ENDED JUNE 30,         MARCH 31,
                                   -------------------------  ----------------
                                    1994     1995     1996     1996     1997
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
Cash flows from operating
 activities
 Net loss......................... $(2,153) $(5,429) $(6,901) $(5,496) $(2,861)
 Adjustments to reconcile net loss
  to net cash used in operations:
  Depreciation and amortization...      52      732    1,101      805      968
  Conversion of accrued interest
   into related notes payable.....       5       --       --       --       --
  Changes in operating assets and
   liabilities:
   Other receivables..............      16      (85)      93       90     (232)
   Prepaid expenses and other
    assets........................    (330)     163      (87)     (27)     (48)
   Deferred revenue...............      --      250      281     (250)       -
   Accounts payable...............     481     (334)     (33)     (66)      33
   Accrued liabilities............     854     (736)      95       22        9
                                   -------  -------  -------  -------  -------
    Net cash used in operating
     activities...................  (1,075)  (5,439)  (5,451)  (4,922)  (2,131)
                                   -------  -------  -------  -------  -------
Cash flow from investing
 activities
 Purchase of property and
  equipment.......................  (2,035)  (2,829)  (1,111)    (822)    (652)
 Deposits and other assets........    (105)    (210)     (12)      (5)     (32)
 Purchases of short-term
  investments.....................      --       --       --       --   (9,744)
                                   -------  -------  -------  -------  -------
    Net cash used in investing
     activities...................  (2,140)  (3,039)  (1,123)    (817) (10,428)
                                   -------  -------  -------  -------  -------
Cash flows from financing
 activities
 Proceeds from issuance of notes
  payable -.......................      --      250       --      250        -
 Proceeds from issuance of long-
  term debt.......................     538    1,894    1,683      740      729
 Payments on long-term debt.......     (15)    (232)    (906)    (645)    (832)
 Proceeds from issuance of
  convertible preferred stock, net
  of issuance costs...............   4,064    4,942   10,563    7,063    9,985
 Proceeds from issuance of common
  stock, net of purchases.........     127       20      205       21       19
 Payment of notes receivable from
  shareholders....................      13       --       --       --       --
                                   -------  -------  -------  -------  -------
    Net cash provided by financing
     activities...................   4,727    6,874   11,545    7,429    9,901
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents.............   1,512   (1,604)   4,971    1,690   (2,658)
Cash and cash equivalents, begin-
 ning of period...................     374    1,886      282      282    5,253
                                   -------  -------  -------  -------  -------
Cash and cash equivalents, end of
 period........................... $ 1,886  $   282  $ 5,253  $ 1,972  $ 2,595
                                   =======  =======  =======  =======  =======
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Interest paid..................... $    17  $   158  $   357  $   273  $   287
                                   =======  =======  =======  =======  =======
Schedule of noncash transactions
 Conversion of notes payable and
  related accrued interest into
  convertible preferred stock..... $ 1,086  $   250  $    --  $   250  $    --
                                   =======  =======  =======  =======  =======

                            See accompanying notes.

                                MEGABIOS CORP.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization and Basis of Presentation

  Megabios Corp. ("Megabios" or the "Company") develops proprietary gene delivery systems and provides preclinical development expertise to create gene-based therapeutics for the treatment or prevention of genetic and acquired diseases. The Company has developed several in vivo, non-viral gene delivery systems to address a number of potential therapeutic applications using a variety of therapeutic genes. The Company's clinical development and commercialization strategy is to enter into collaborative research and development agreements or "corporate partnerships" with pharmaceutical and biotechnology companies.

  Through June 30, 1995, the Company was in the development stage. During fiscal 1996, the Company recognized significant revenues associated with its collaborative agreements and expects to receive significant revenues under these agreements in the future. Consequently, the Company is no longer considered to be in the development stage. The Company will require additional financial resources to complete development and commercialization of its products. Management plans to continue to finance the Company primarily through issuances of equity securities, research and development collaboration arrangements and debt financing. If the financing arrangements contemplated by management are not consummated, the Company may have to seek other sources of capital or reevaluate its operating plans.

  Interim Financial Information

  The financial information at, and subsequent to, March 31, 1997 and for the nine months ended March 31, 1996 and 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at March 31, 1997 and of the operating results and cash flows for the nine-month periods. Results of the 1997 period are not necessarily indicative of results expected for the entire year.

  Revenue Recognition

  Revenues related to collaborative research agreements with the Company's corporate partners are recognized over the related funding periods for each contract. The Company is required to perform research and development activities as specified in each respective agreement on a best-efforts basis. The Company is reimbursed based on the costs associated with the research and development activities, and revenues are recorded as earned in accordance with the agreement. Deferred revenue may result when the Company does not incur the required level of effort during a specific period in comparison to funds received under the respective contracts. Milestone payments, if any, will be recognized pursuant to collaborative agreements upon the achievement of specified milestones, such as the filing of Investigational New Drug Applications, commencement of clinical trials or receipt of regulatory approvals. No milestone payments have been recognized to date.

  Research and Development Expenses

  Research and development expenses consist of costs incurred for independent and collaborative research and development. These costs include direct and research-related overhead expenses. Research and development expenses under the collaborative research agreements approximate the revenue recognized under such agreements.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


  Cash and Cash Equivalents

  Cash equivalents consist of highly liquid investments with maturities from date of purchase of 90 days or less. At June 30, 1996 and March 31, 1997, the Company had approximately $5,022,000 and $2,579,000 in a money market mutual fund which invests in various U.S. government securities including Treasury bills, notes and bonds. This amount is included in cash and cash equivalents. The Company has not recognized any gains or losses on the sale of cash equivalents and any unrecognized gains and losses at June 30, 1996 and March 31, 1997 are not material. The Company had no such investments at June 30, 1995.

  Depreciation and Amortization

  Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets (generally five years). Leasehold improvements are amortized over five years which is the lease term and the estimated useful life of the assets.

  Accounting for Stock-Based Compensation

  The Company accounts for its stock option plan in accordance with the provisions of the Accounting Principles Board's Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." In 1995, the Financial Accounting Standards Board released the Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 provides an alternative to APB 25 and is effective for the Company's fiscal year ended June 30, 1997. The Company is continuing to account for its stock option plan in accordance with the provisions of APB 25. Accordingly, SFAS 123 is not expected to have any material impact on the Company's financial position or results of operations.

  Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Net Loss Per Share

  Except as noted below, net loss per share is computed using the weighted average number of common shares outstanding. Common equivalent shares are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, warrants and convertible preferred stock) issued during the period commencing 12 months prior to the initial filing of a proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants and the if-converted method of preferred stock). Per share information calculated on the above noted basis is as follows:

                                                                NINE MONTHS
                                                                   ENDED
                                     YEAR ENDED JUNE 30,         MARCH 31,
                                   -------------------------  ----------------
                                    1994     1995     1996     1996     1997
                                   -------  -------  -------  -------  -------
                                                                (UNAUDITED)
Net loss per share................ $ (0.95) $ (2.36) $ (2.78) $ (2.31) $ (0.93)
                                   =======  =======  =======  =======  =======
Shares used in calculating net
 loss per share (in thousands)....   2,270    2,304    2,478    2,383    3,078
                                   =======  =======  =======  =======  =======

  Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC policy, to common equivalent shares from convertible preferred stock issued more than 12 months prior to the

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

initial filing of the proposed initial public offering (using the if-converted method) from the original date of issuance.

  In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" ("EPS"). SFAS 128 requires that Company's present two measures of earnings per share, basic and diluted. Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period while diluted EPS reflects the potential dilution of securities that could share in the earnings of the Company. SFAS 128 is effective for interim and annual periods ending after December 31, 1997. The Company does not believe the adoption of SFAS 128 will have a material impact on its loss per share calculations.

  Fair Values of Financial Instruments

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents

  The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

  Investments

  The Company determines fair values based on quoted market values.

  Long- and Short-Term Debt

  The carrying amounts of the Company's borrowings under its term loan and equipment financing agreements approximate their fair value. The fair values of the Company's long-term debt are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.


2. COLLABORATIVE AGREEMENTS

  Glaxo Wellcome plc

  In April 1994, the Company entered into a five-year collaborative agreement with Glaxo Wellcome plc ("Glaxo") to develop a gene-based therapeutic for the treatment of cystic fibrosis. (In May 1996, the agreement was amended such that it expired as of April 1, 1997.) The agreement provides for quarterly nonrefundable research and development fees. The Company has completed all of its obligations under the Glaxo agreement and will receive future payments, if any, only through the achievement of a certain clinical milestone and the payment of royalties. Revenue for research and development is recorded as earned in accordance with the agreement. Revenue recognized under agreement with Glaxo was $1,157,000, $1,625,000, $750,000 and $1,971,000 for the years ended June 30, 1995 and 1996 and for the nine months ended March 31, 1996 and 1997, respectively. These amounts represent 100%, 86%, 100% and 43% of total collaborative research and development funding recognized by the Company during the years ended June 30, 1995 and 1996 and for the nine months ended March 31, 1996 and 1997, respectively.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


  Pfizer, Inc.

  In May 1996, the Company entered into a four-year collaborative research agreement, as well as a license and royalty agreement, with Pfizer, Inc. ("Pfizer") to develop a gene-based therapeutic for the treatment of solid tumors via angiogenesis inhibition. Under the terms of the collaborative research agreement, the Company is conducting research and preclinical development activities and will receive funding for such activities through at least June 1998. However, Pfizer can, at its option, terminate the program after June 1998 upon six months notice to the Company. The agreements also provide for royalty and milestone payments to the Company upon the occurrence of specified events as set forth in the agreements. Pfizer will be responsible for worldwide clinical development and regulatory functions, and Pfizer has worldwide marketing rights to any resulting products. Revenue recognized under the collaborative research agreement with Pfizer was $265,000 (14% of total revenues) and $2,454,000 (54% of total revenues) for the year ended June 30, 1996 and for the nine months ended March 31, 1997, respectively. Deferred revenue of $531,000 as of March 31, 1997 represents payment for research to be performed in the following quarter.

  In May 1996, in connection with the above agreements, Pfizer purchased 484,697 shares of the Company's Series D preferred stock for $7.221 per share. Furthermore, should Pfizer decide to extend the research term beyond two years, it will be required, prior to January 1998 to commit to purchase within 60 days $10,000,000 of the Company's common stock at a premium to the then current market value.

3. SPONSORED UNIVERSITY RESEARCH

  The Company has entered into several research agreements with universities. These agreements are generally cancelable by either party upon written notice and may be extended by mutual consent of both parties. Research and development expenses are recognized as the related services are performed, generally ratably over the period of service. Expenses under these agreements were approximately $685,000, $865,000 and $1,100,000 for the years ended June 30, 1994, 1995 and 1996, respectively, and $826,000 and $458,000 for the nine-
month periods ended March 31, 1996 and 1997, respectively.

4. INVESTMENTS

  Short-term investments consist of corporate paper and medium-term notes with remaining maturities at the date of purchase of greater than 90 days but less than one year.

  The Company accounts for marketable investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("Statement 115"). Under Statement 115, management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. To date, all marketable securities have been classified as held to maturity and are carried at amortized cost. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. The cost of securities sold is based on the specific identification method. Interest earned on securities are included in interest income.

  A summary of the Company's investments at March 31, 1997 follows (in thousands).

                                                      GROSS      GROSS
                                          AMORTIZED UNREALIZED UNREALIZED  FAIR
                                            COST      GAINS      LOSSES   VALUE
                                          --------- ---------- ---------- ------
   Short-term investments:
     Commercial paper....................  $  493      $ --       $ --    $  493
     Medium-term notes...................   9,238        --        (18)    9,220
                                           ------      ----       ----    ------
                                           $9,731      $ --       $(18)   $9,713
                                           ======      ====       ====    ======

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

  The Company held no such investments at June 30, 1996 or 1995. There have been no realized gains or losses on short-term investments.

5. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following (in thousands):

                                                         JUNE 30,
                                                      ---------------  MARCH 31,
                                                       1995    1996      1997
                                                      ------  -------  ---------
   Machinery and equipment........................... $1,518  $ 2,493   $ 2,975
   Furniture and fixtures............................    194      250       381
   Leasehold improvements............................  3,150    3,230     3,269
                                                      ------  -------   -------
                                                       4,862    5,973     6,625
   Less accumulated depreciation and amortization....   (781)  (1,882)   (2,811)
                                                      ------  -------   -------
   Property and equipment, net....................... $4,081  $ 4,091   $ 3,814
                                                      ======  =======   =======

6. LONG-TERM DEBT

 Term Loan

  In 1995, the Company established a line of credit for $1,500,000 with a commercial bank. As of June 30, 1995, the Company had drawn down $510,000 under the line of credit. In July and August 1995, the Company drew down the remaining $990,000 available line of credit, and in accordance with the terms of the agreement, the Company elected to convert the entire balance to a term loan bearing interest at prime plus 2% due in 36 equal monthly installments (10.25% at June 30, 1996 and March 31, 1997). The loan is secured by all tangible personal property, accounts receivable and funds on deposit, other than the assets securing the equipment financing. As a condition of the term loan, the Company must maintain a minimum net worth of $3,000,000 and is prohibited from paying dividends. In conjunction with this financing arrangement, the Company issued the bank a warrant to purchase 24,141 shares of the Company's Series C convertible preferred stock at $3.8835 per share.

 Equipment Financing

  In December 1993, the Company entered into an equipment financing agreement for up to $2,300,000 with a financing company. As of June 30, 1996 and March 31, 1997, the Company had financed $1,922,000 in equipment purchases under this agreement structured as loans. The equipment loans are to be repaid over 42 months at interest rates ranging from 13.8% to 16.2% and are secured by the related equipment. In conjunction with the original agreement, the Company issued the financing company a warrant to purchase 21,629 shares of Company's Series B convertible preferred stock at $3.8835 per share (see Note 9).

  In May 1996, the Company entered into an equipment financing agreement for up to $2,700,000 with another financing company. As of June 30, 1996 and March 31, 1997, the Company had financed $693,000 and $1,423,000, respectively, in equipment purchases under this agreement structured as loans. The equipment loans are to be repaid over 48 months at interest rates ranging from 15.2% to 16.2% and are secured by the related equipment. In conjunction with this equipment financing agreement, the Company issued a warrant to purchase 38,239 shares of Series C convertible preferred stock at $3.8835 per share.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


  Following is a schedule of future minimum principal payments under the term loan and equipment financing arrangements at March 31, 1997 (in thousands):

   Period ended June 30,
     1997................................................................ $  306
   Year ended June 30,
     1998................................................................  1,211
     1999................................................................    582
     2000................................................................    493
     2001................................................................    268
                                                                          ------
                                                                          $2,860
                                                                          ======

7. FACILITY LEASE

  The Company leases its facility under operating leases. These leases expire in November 2004 and October 2007 with renewal options at the end of the initial terms of the leases. Minimal annual rental commitments under the operating leases at March 31, 1997 are as follows (in thousands):

   Period ended June 30,
     1997................................................................ $   55
   Year ended June 30,
     1998................................................................    459
     1999................................................................    496
     2000................................................................    521
     2001 and thereafter.................................................  3,162
                                                                          ------
                                                                          $4,693
                                                                          ======

  Rent expense for the years ended June 30, 1994, 1995 and 1996 and for the nine months ended March 31, 1996 and 1997 was approximately $59,000, $221,000, $273,000, $188,000 and $211,000, respectively.

8. RELATED PARTY TRANSACTIONS

  The Company has issued loans to certain employees, of which $46,000 and $29,300 was outstanding at June 30, 1996 and March 31, 1997 ($53,000 as of June 30, 1995). These loans, classified as other receivables on the balance sheet, bear interest at approximately 4.8% to 6.0% per annum.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


9. SHAREHOLDERS' EQUITY

  Convertible Preferred Stock

  The following table describes information with respect to the various series of convertible preferred stock outstanding as of March 31, 1997:

                                         SHARES                     AGGREGATE
                              SHARES   ISSUED AND  ISSUANCE PRICE  LIQUIDATION
                            AUTHORIZED OUTSTANDING   PER SHARE      PREFERENCE
                            ---------- ----------- -------------- --------------
                                                                  (IN THOUSANDS)
   Series A................  1,029,222  1,029,222     $1.0554        $ 1,050
   Series B................  1,089,083  1,055,750     $3.8835          4,100
   Series C................  3,700,000  3,184,425     $3.8835         18,551
   Series D................  2,515,028    484,697     $7.2210          3,500
   Series E................  1,333,333  1,333,333     $  7.50         10,000
   Undesignated............    333,334         --          --             --
                            ----------  ---------                    -------
   Total................... 10,000,000  7,087,427                    $37,201
                            ==========  =========                    =======

  Series A, B, C, D and E convertible preferred shareholders are entitled to noncumulative annual dividends, when and if declared by the board of directors, of $0.0612, $0.2331, $0.2331, $0.2331 and $0.2331 per share, respectively, payable in preference to common stock dividends. No dividends have been declared or paid by the Company.

  Series A, B, C, D and E convertible preferred shares have a liquidation preference of $1.0203, $3.8835, $5.8254, $7.2210 and $7.50 per share, respectively, plus all declared but unpaid dividends. Upon liquidation, after payment of the full liquidation preference has been made to the Series A, B, C, D and E shareholders, the remaining assets of the Company, if any, shall be distributed ratably among the common shareholders and Series C convertible preferred shareholders.

  Each share of convertible preferred stock votes equally with shares of common stock on an "if-converted" basis.

  Preferred stock is convertible at any time at the option of the shareholder. Each share of Series A convertible preferred stock is convertible into 0.74161 shares of common stock plus any accumulated and unpaid dividends. Each share of Series B, C, D and E convertible stock is convertible into one share of common stock plus any accumulated and unpaid dividends. The conversion ratios are subject to adjustment based upon certain events including the issuance of additional shares of common stock. Each share of Series A, B, C, D and E convertible preferred stock automatically converts into common stock at the then effective conversion rate in the event of an underwritten public offering of the Company's common stock at an offering price of not less than $7.50 per share and with aggregate net proceeds to the Company, after deduction of underwriting commissions and expenses, of at least $7,500,000.

  In December 1996, in connection with the Series E preferred stock financing, the board of directors approved the issuance of 66,667 shares common stock at $1.50 per share in lieu of cash payment of commissions to certain financial advisors. The common stock was issued in February 1997.

  Common Stock Repurchase Rights

  The Company has common stock repurchase agreements with four employees pursuant to which the Company has the right to repurchase shares of common stock at the original issuance price in the event the

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)

individual ceases to be a consultant or employee of the Company. Such repurchase rights lapse generally over four years. An aggregate of 5,604 shares are subject to repurchase at an aggregate repurchase price of $5,000 as of March 31, 1997.

  Warrants

  In connection with the equipment financing agreement entered into in December 1993, the Company issued a warrant to purchase 21,629 shares of Series B convertible preferred stock at $3.8835 per share. The warrant expires at the earlier of six years from the date of issuance or in the event of an initial public offering of minimum proceeds of $7,500,000, or a merger of the Company. The warrant is exercisable immediately.

  The Company issued a warrant to purchase 28,969 shares of Series C convertible stock at $3.8835 per share to the commercial bank providing the line of credit to the Company. In accordance with the terms of the warrant, the number of shares subject to the warrant was reduced from 28,969 to 24,141 in July 1995. The warrant provided for a reduction in the number of shares upon securing a commitment of at least $7,000,000 in sales of Series C preferred stock. The warrant is exercisable immediately and expires at the earlier of June 1, 2000, or in the event of a merger or sale of substantially all of the assets of the Company.

  In connection with the equipment financing agreement in May 1996, the Company issued a warrant to purchase 38,239 shares of Series C convertible preferred stock at $3.8835 per share. The warrant is exercisable immediately and expires at the earlier of ten years from the date of issuance or five years after an initial public offering of the Company's common stock.

  Stock Option Plan

  On October 14, 1993, the board of directors approved a stock option plan. As of March 31, 1997, the Company had reserved 1,440,000 shares of common stock for issuance under the plan. Under the plan, incentive stock options may be granted to employees, and nonstatutory stock options may be granted to employees, directors, and consultants. Options granted expire no later than ten years from the date of grant. The options may be exercised immediately upon grant, however, the shares issuable upon exercise of the options are subject to repurchase by the Company. An aggregate of 378,341 shares are subject to repurchase at an aggregate repurchase price of $118,000 as of March 31, 1997. Such repurchase rights will lapse at a minimum rate of 20% per annum and over a period of time not to exceed five years from the date the option was granted.

  In October 1994, the Company offered all option holders with per share exercise prices above $0.30, the fair value on the date of the offer, the opportunity to reprice their options to the fair value as determined by the board of directors on the date of the offer. The new unvested options have a vesting period three months longer than the original vesting terms under the previous option. In response to the offer, options on 143,555 shares were returned by employees and canceled, and a similar number of new options were regranted with an exercise price of $0.30 per share.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


  Activity under the plan was as follows:

                                                        OUTSTANDING STOCK OPTIONS
                                              SHARES    ----------------------------
                                             AVAILABLE   NUMBER OF        PRICE
                                             FOR GRANT    SHARES        PER SHARE
                                             ---------  ------------  --------------
   Authorization of shares for issuance....   333,333            --         --
     Options granted.......................  (112,000)      112,000       $1.11
     Options exercised.....................        --            --         --
     Options canceled......................        --            --         --
                                             --------   -----------
   Balance at June 30, 1994................   221,333       112,000       $1.11
     Additional authorization..............   433,333            --         --
     Options granted.......................   666,777      (666,777)   $0.30-$1.11
     Options exercised.....................        --       (68,167)      $0.30
     Options canceled......................   153,889      (153,889)      $1.11
                                             --------   -----------
   Balance at June 30, 1995................   141,778       556,721    $0.30-$1.11
     Additional authorization..............   320,000            --         --
     Options granted.......................  (387,789)      387,789    $0.30-$1.50
     Options exercised.....................        --      (693,554)      $0.30
     Options canceled......................    16,584       (16,584)      $0.30
     Options underlying shares repurchased.     7,500            --       $0.30
                                             --------   -----------
   Balance at June 30, 1996................    98,073       234,372    $0.30-$1.50
     Additional authorization..............   353,333            --         --
     Options granted.......................  (311,666)      311,666       $1.50
     Options exercised.....................        --       (93,992)   $0.30-$1.50
     Options canceled......................    19,542       (19,542)      $0.30
     Options underlying shares repurchased.    28,518            --       $0.30
                                             --------   -----------
   Balance at March 31, 1997...............   187,800       432,504    $0.30-$1.50
                                             ========   ===========

  In December 1996, the Company increased the shares reserved for issuance under the stock option plan to 1,440,000 shares.

  Through the nine months ended March 31, 1997, options to purchase 306,000 shares of common stock were granted at $1.50 per share. Deferred compensation of $580,000 was recorded on these options based on the deemed fair value of the common stock at the dates of grant at prices ranging from $1.50 to $3.75 per share, respectively. In April 1997, the company granted options to purchase a total of 76,700 shares at an exercise price of $1.50 per share and additional deferred compensation of approximately $173,000 is expected to be recorded based on the deemed fair value of common stock of $3.75 per share. The deferred compensation is being amortized to expense over the vesting period of the options, generally four years. The Company recognized expense of $26,000 in the nine-month period ended March 31, 1997 related to these options.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


  Common Stock Reserved for Future Issuance

  At March 31, 1997, the Company had reserved shares of common stock for future issuance as follows:

   Conversion of convertible preferred stock.........................  6,821,486
   1993 Stock Option Plan............................................    686,971
   Exercise of Series B convertible preferred stock purchase warrants
    convertible into common shares...................................     21,629
   Exercise of Series C convertible preferred stock purchase warrants
    convertible into common shares...................................     62,380
                                                                       ---------
                                                                       7,592,466
                                                                       =========

10. INCOME TAXES

  As of June 30, 1996, the Company had federal net operating loss carryforwards and federal research credit carryforwards of approximately $12,062,000 and $252,000, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2007 through 2011, if not utilized.

  Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

  Significant components of the Company's deferred tax assets and liabilities for federal income taxes as of June 30 are as follows (in thousands):

                                                                1995     1996
                                                               -------  -------
   Net operating loss carryforwards........................... $ 2,365  $ 4,101
   Research and development credits...........................     220      429
   Capitalized research and development.......................     632      775
   Other, net.................................................      90      771
                                                               -------  -------
   Net deferred tax assets....................................   3,307    6,076
   Valuation allowance........................................  (3,307)  (6,076)
                                                               -------  -------
                                                               $    --  $    --
                                                               =======  =======

  The net valuation allowance increased by $953,000 and $2,077,000 during the years ended June 30, 1994 and 1995, respectively.

11. SUBSEQUENT EVENTS

  In May 1997, the Company entered into a two-year collaborative research agreement with Eli Lilly and Company ("Lilly") to develop gene-based therapeutics using BRCA1, a gene which has been identified as a putative tumor suppressor. The agreement provides for research and development funding fees as well as funding to support manufacturing and process development efforts. Lilly has the option to extend the initial term of the agreement by up to two years. However, after 21 months from the commencement date of the collaborative research agreement, Lilly can, at its option, extend the collaborative research agreement upon three-months advance notice to the Company. The agreement provides for certain royalty and milestone payments to the Company upon the occurrence of specified events as set forth in the agreement. Lilly will be responsible for basic research, worldwide clinical development and regulatory functions, as well as commercial manufacturing and sales and marketing.

                                MEGABIOS CORP.

 (INFORMATION FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1997 IS UNAUDITED)


  In conjunction with the Lilly agreement, Lilly purchased 285,714 shares of Series F convertible preferred stock at $10.50 per share.

  In May 1997, the Company amended its articles of incorporation to increase the number of shares authorized to issue to 15,000,000 shares of common stock and 11,333,333 shares of preferred stock.

  In May and June 1997, the Company issued 1,333,333 shares of convertible Series F preferred stock at $10.50 per share to current and new investors. The Series F preferred stock contains a liquidation preference of $10.50 per share. Each share of Series F is convertible into one share of common stock plus accumulated and unpaid dividends. Series F shareholders are entitled to noncumulative annual dividends of $0.2331 per share. In connection with the Series F preferred stock financing, the Company issued 52,380 shares of common stock at $1.50 per share share in lieu of a cash payment for commissions to certain financial advisors. The common stock was issued in May 1997.

  In July 1997, the board of directors authorized management of the Company to file a registration statement with the SEC permitting the Company to sell up to 2,875,000 shares of Common Stock to the public (the "Offering"). If the Offering is completed under the terms currently contemplated, 8,420,760 shares of outstanding Series A, B, C, D, E and F convertible preferred stock will convert into 8,154,779 shares of common stock. In conjunction with the Offering, the board of directors authorized, subject to shareholder approval, the reincorporation of the Company into Delaware. In connection with the reincorporation the Company will adopt an Amended and Restated Certificate of Incorporation which provides that the Company will be authorized to issue 10,000,000 shares of $0.001 par value preferred stock and 30,000,000 shares of $0.001 par value common stock.

  In addition, in connection of the Offering, the board of directors approved, subject to shareholder approval, a one-for-three reverse stock split covering each class and series of the Company's capital stock, options and warrants. All share and per share amounts, as well as the dividend and liquidation preferences for Series A, B, C, D, E and F convertible preferred stock, included in the accompanying financial statements have been retroactively adjusted to reflect the reverse stock split.

  In July 1997, the board of directors also adopted, subject to shareholder approval, the Company's 1997 Equity Incentive Plan (the "Incentive Plan") as an amendment and restatement of the Company's 1993 stock option plan. There are currently 2,100,000 shares of common stock authorized for issuance under the Incentive Plan. Also in July 1997, the board of directors adopted, subject to shareholder approval, the Company's Employee Stock Purchase Plan (the "Purchase Plan") covering an aggregate of 200,000 shares of common stock. Under the Purchase Plan, the board of directors may authorize participation by eligible employees, including officers, in periodic offerings following the adoption of the Purchase Plan.

  Unaudited pro forma shareholders' equity, as adjusted for the assumed conversion of the Series A, B, C, D and E convertible preferred stock, is set forth on the accompanying balance sheet.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates, or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                             --------------------

                               TABLE OF CONTENTS

                             --------------------

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    6
Use of Proceeds...........................................................   16
Dividend Policy...........................................................   16
Capitalization............................................................   17
Dilution..................................................................   18
Selected Financial Data...................................................   19
Management's Discussion And Analysis of Financial Condition And Results of
 Operations...............................................................   20
Business..................................................................   24
Management................................................................   41
Certain Transactions......................................................   50
Principal Stockholders....................................................   51
Description Of Capital Stock..............................................   53
Shares Eligible For Future Sale...........................................   55
Underwriting..............................................................   57
Legal Matters.............................................................   59
Experts...................................................................   59
Additional Information....................................................   59
Index To Financial Statements.............................................  F-1

                             --------------------

  Until      , 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               2,500,000 SHARES
                                [MEGABIOS LOGO]
                                 COMMON STOCK

                               -----------------

                                  PROSPECTUS

                               -----------------

                             MONTGOMERY SECURITIES

                               HAMBRECHT & QUIST

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the Common Stock being registered. All amounts are estimated, except the SEC Registration Fee, the NASD Filing Fee and the Nasdaq National Market Filing Fee:

   SEC Registration Fee...............................................   11,325
   NASD Filing Fee....................................................    4,240
   Nasdaq National Market Filing Fee..................................   48,065
   Blue Sky Fees and Expenses.........................................    5,000
   Accounting Fees....................................................  125,000
   Legal Fees and Expenses............................................  250,000
   Transfer Agent and Registrar Fees..................................   15,000
   Printing and Engraving.............................................  125,000
   Miscellaneous......................................................   16,370
                                                                       --------
     Total............................................................ $600,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant's Certificate of Incorporation provides that directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Registrant's Bylaws provide for indemnification of officers and directors to the full extent and in the manner permitted by Delaware law.
Section 145 of the Delaware General Corporation Law makes provision for such indemnification in terms sufficiently broad to cover officers and directors under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant intends to enter into indemnification agreements with each director and certain officers which provide indemnification under certain circumstances for acts and omissions which may not be covered by any directors' and officers' liability insurance.

  The form of Underwriting Agreement, filed as Exhibit 1.1 to the Registration Statement, provides for indemnification of the Registrant and its controlling persons against certain liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since April 1, 1994, the Company has sold and issued the following unregistered securities (share and dollar amounts do not reflect the 1 for 3 reverse stock split assumed elsewhere in this registration statement).

  (1) Since inception to June 30, 1997, the Registrant has granted stock incentive stock options and nonstatutory stock options to employees, directors and consultants under its 1993 Stock Option Plan covering an aggregate of 4,664,795 shares of the Registrant's Common Stock, at an average exercise price of $0.225 per share. Options to purchase 591,127 shares of Common Stock have been canceled or have lapsed without being exercised, and 118,643 shares of Common Stock have been repurchased by the Registrant.

  (2) In May 1994, the Registrant issued a warrant exercisable for 64,890 shares of Series B Preferred Stock, convertible into 64,890 shares of Common Stock, at an exercise price of $1.2945 per share to an accredited investor.

  (3) Between September 1994 and October 1995, the Registrant issued and sold 9,553,274 shares of Series C Preferred Stock, convertible into 9,553,274 shares of Common Stock, to a total of 37 accredited investors, including one officer, for cash in the aggregate amount of $12,366,711.

  (4) In June 1995, the Registrant issued a warrant exercisable for 115,875 shares, which number was subsequently adjusted to 72,422 shares by agreement of the parties, of Series C Preferred Stock, convertible into 72,422 shares of Common Stock, at an exercise price of $1.2945 per share to an accredited investor.

  (5) In April 1996, the Registrant issued a warrant exercisable for 114,716 shares of Series C Preferred Stock, convertible into 114,716 shares of Common Stock, at an exercise price of $1.2945 per share to an accredited investor.

  (6) In May 1996, the Registrant issued and sold 1,454,092 shares of Series D Preferred Stock, convertible into 1,454,092 shares of Common Stock, to an accredited investor for cash in the amount of $3,500,000.

  (7) In October 1996, the Registrant issued and sold 4,000,000 shares of Series E Preferred Stock, convertible into 4,000,000 shares of Common Stock to 24 investors for cash in the aggregate amount of $10,000,000. In connection with the private placement, the Registrant issued 200,000 shares of Common Stock to the placement agents equal in value to the aggregate amount of $100,000.

  (8) In May and June 1997, the Registrant issued and sold 3,999,998 shares of Series F Preferred Stock, convertible into 3,999,998 shares of Common Stock to 13 accredited investors, for cash in the aggregate amount $14,000,000. In connection with the private placement, the Registrant issued 157,142 shares of Common Stock to the placement agents equal in value to the aggregate amount of $78,571.

  The sales and issuances of securities in the transactions described in paragraph (1) above were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation, as provided by Rule 701.

  The sales and issuances of securities in the transactions described in paragraphs (2) through (8) above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2), Regulation D or Regulation S promulgated thereunder. The purchasers in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate legends are affixed to the stock certificates issued in such transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (A) EXHIBITS.

    1.1+ Underwriting Agreement
    3.1 Fifth Amended and Restated Articles of Incorporation of the Registrant as filed May 14, 1997
    3.2  Certificate of Correction of Fifth Amended and Restated Articles of
         Incorporation as filed July 25, 1997
    3.3  Bylaws of the Registrant
    3.4+ Certificate of Incorporation to be effective upon closing of the offering
    3.5+ Bylaws of the Registrant to be effective upon the closing of the offering
    4.1+ Specimen Common Stock Certificate
    5.1  Opinion of Cooley Godward LLP as to legality of the Common Stock

   10.1+  1997 Equity Incentive Plan
   10.2+  Form of Incentive Stock Option Grant
   10.3+  Form of Non-Incentive Stock Option Grant
   10.4+  1997 Employee Stock Purchase Plan
   10.5+  1997 Employee Stock Purchase Offering
   10.6+  Form of Indemnification Agreement between the Registrant and its directors and executive officers
   10.7   Amended and Restated Investor Rights Agreement, dated as of May 23,
          1997 among the Registrant and the investors named therein
   10.8   Letter Agreement between the Registrant and Benjamin F. McGraw, III
   10.9   Letter Agreement between the Registrant and Patrick G. Enright
   10.10  Letter Agreement between the Registrant and Rodney Pearlman
   10.11  Lease Agreement between the Registrant and Provident Life and
          Accident Insurance Company ("Provident"), dated December 21, 1993
   10.12  First Amendment to Lease Agreement between the Registrant and SFO
          Associates LLC (successor in interest to Provident)
   10.13  Lease Agreement between the Registrant and SFO Associates LLC, dated
          March 18, 1997
   10.14  Credit Agreement between the Registrant and Imperial Bank, dated as of August 31, 1995
   10.15  Lease Agreement between the Registrant and LMSI, dated May 13, 1994, as amended as of May 13, 1994
   10.16  Senior Loan and Security Agreement No. L0016 between the Registrant and Phoenix Leasing Incorporated, dated as of April 22, 1996
   10.17* Research and License Agreement between the Registrant and
          GlaxoWellcome Group Limited, dated April 11, 1994, as amended as of
          May 31, 1996
   10.18* Collaborative Research Agreement between the Registrant and Pfizer
          Inc., dated May 31, 1996
   10.19* License and Royalty Agreement between Registrant and Pfizer, dated
          June 1, 1996
   10.20  Stock Purchase Agreement between Registrant and Pfizer, dated May 30,
          1996
   10.21* Exclusive License Agreement between the Registrant and the Regents of the University of California, dated May 9, 1996 as amended May 15,
          1997
   10.22* Research and License Agreement between the Registrant and Eli Lilly and Company, effective May 23, 1997
   10.23  Preferred Stock Warrant issued to Lease Management Services, Inc., dated May 13, 1994
   10.24  Preferred Stock Warrant issued to Imperial Bank, dated June 1, 1995
   10.25  Series C Preferred Stock Warrant issued to Phoenix Leasing
          Incorporated, dated April 30, 1996
   11.1   Statement re computation of net loss per share
   23.1   Consent of Ernst & Young LLP, Independent Auditors (see page II-6)
   23.2   Consent of Cooley Godward LLP (included in Exhibit 5.1)
   23.3   Consent of McDonnell, Boehnen, Hulbert, Berghoff, Ltd.
   24.1   Power of Attorney (see page II-5)
   27.1   Financial Data Schedule

--------
+ To be filed by amendment.
* Confidential treatment being sought for portions of this document.

  (B) FINANCIAL STATEMENT SCHEDULES

  Schedules are omitted because they are not applicable, or because the information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS.

  A. The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  C. The Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, MEGABIOS CORPORATION HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF, BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN CARLOS, COUNTY OF SAN MATEO, STATE OF CALIFORNIA, ON JULY 31, 1997.

                                          Megabios Corporation

                                                /s/ Benjamin F. McGraw III
                                          By: _________________________________
                                             BENJAMIN F. MCGRAW III, PHARM.D.
                                             CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                       AND PRESIDENT

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS BENJAMIN F. MCGRAW, III AND PATRICK G. ENRIGHT, AND EACH OF THEM, HIS ATTORNEYS-IN-FACT, EACH WITH THE POWER OF SUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT, AND TO SIGN ANY REGISTRATION STATEMENT FOR THE SAME OFFERING COVERED BY THIS REGISTRATION STATEMENT THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(b) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AND ALL POST-EFFECTIVE AMENDMENTS THERETO, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO IN ALL DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SUCH ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR HIS OR THEIR SUBSTITUTE OR SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

     /s/ Benjamin F. McGraw III        Chairman, Chief          July 31, 1997
-------------------------------------   Executive Officer
  BENJAMIN F. MCGRAW III, PHARM.D.      and President
                                        (Principal
                                        Executive Officer)

       /s/ Patrick G. Enright          Chief Financial          July 31, 1997
-------------------------------------   Officer and Vice
         PATRICK G. ENRIGHT             President
                                        (Principal
                                        Financial and
                                        Accounting Officer)

        /s/ Frank J. Caufield          Director                 July 31, 1997
-------------------------------------
          FRANK J. CAUFIELD

       /s/ Edward L. Erickson          Director                 July 31, 1997
-------------------------------------
         EDWARD L. ERICKSON

        /s/ A. Grant Heidrich          Director                 July 31, 1997
-------------------------------------
          A. GRANT HEIDRICH

        /s/ Russell C. Hirsch          Director                 July 31, 1997
-------------------------------------
   RUSSELL C. HIRSCH, M.D., PH.D.

        /s/ Raju Kucherlapati          Director                 July 31, 1997
-------------------------------------
      RAJU KUCHERLAPATI, PH.D.

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions '"Selected Financial Data" and "Experts" and to the use of our report dated July 1, 1996
except for Note 11, as to which the date is   , 1997, in the Registration
Statement (Form S-1) and related Prospectus of Megabios Corporation for the registration of 2,875,000 shares of its common stock.

                                          ERNST & YOUNG LLP

Palo Alto, California

-------------------------------------------------------------------------------

The foregoing consent is in the form that will be signed upon the completion of the one-for-three reverse stock split described in Note 11 to the financial statements.

                                          /s/ Ernst & Young LLP

Palo Alto, California
July 31, 1997

                                 EXHIBIT INDEX

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
  1.1+   Underwriting Agreement
  3.1    Fifth Amended and Restated Articles of Incorporation of
         the Registrant as filed May 14, 1997
  3.2    Certificate of Correction of Fifth Amended and Restated
         Articles of Incorporation as filed July 25, 1997
  3.3    Bylaws of the Registrant
  3.4+   Certificate of Incorporation to be effective upon closing
         of the offering
  3.5+   Bylaws of the Registrant to be effective upon the closing
         of the offering
  4.1+   Specimen Common Stock Certificate
  5.1    Opinion of Cooley Godward llp as to legality of the
         Common Stock
 10.1+   1997 Equity Incentive Plan
 10.2+   Form of Incentive Stock Option Grant
 10.3+   Form of Non-Incentive Stock Option Grant
 10.4+   1997 Employee Stock Purchase Plan
 10.5+   1997 Employee Stock Purchase Offering
 10.6+   Form of Indemnification Agreement between the Registrant
         and its directors and executive officers
 10.7    Amended and Restated Investor Rights Agreement, dated as
         of May 23, 1997 among the Registrant and the investors
         named therein
 10.8    Letter Agreement between the Registrant and Benjamin F.
         McGraw, III
 10.9    Letter Agreement between the Registrant and Patrick G.
         Enright
 10.10   Letter Agreement between the Registrant and Rodney
         Pearlman
 10.11   Lease Agreement between the Registrant and Provident Life
         and Accident Insurance Company ("Provident"), dated
         December 21, 1993
 10.12   First Amendment to Lease Agreement between the Registrant
         and SFO Associates LLC (successor in interest to
         Provident)
 10.13   Lease Agreement between the Registrant and SFO Associates
         LLC, dated March 18, 1997
 10.14   Credit Agreement between the Registrant and Imperial
         Bank, dated as of August 31, 1995
 10.15   Lease Agreement between the Registrant and LMSI, dated
         May 13, 1994, as amended as of May 13, 1994
 10.16   Senior Loan and Security Agreement No. L0016 between the
         Registrant and Phoenix Leasing Incorporated, dated as of
         April 22, 1996
 10.17*  Research and License Agreement between the Registrant and
         GlaxoWellcome Group Limited, dated April 11, 1994, as
         amended as of May 31, 1996
 10.18*  Collaborative Research Agreement between the Registrant and Pfizer Inc., dated May 31, 1996
 10.19*  License and Royalty Agreement between Registrant and
         Pfizer, dated June 1, 1996
 10.20   Stock Purchase Agreement between Registrant and Pfizer,
         dated May 30, 1996
 10.21*  Exclusive License Agreement between the Registrant and the Regents of the University of California, dated May 9,
         1996 as amended May 15, 1997

                                                                     SEQUENTIAL
 EXHIBIT                                                                PAGE
 NUMBER                     DOCUMENT DESCRIPTION                       NUMBER
 -------                    --------------------                     ----------
 10.22*  Research and License Agreement between the Registrant and
         Eli Lilly and Company, effective May 23, 1997
 10.23   Preferred Stock Warrant issued to Lease Management
         Services, Inc., dated May 13, 1994
 10.24   Preferred Stock Warrant issued to Imperial Bank, dated
         June 1, 1995
 10.25   Series C Preferred Stock Warrant issued to Phoenix
         Leasing Incorporated, dated April 30, 1996
 11.1    Statement re computation of net loss per share
 23.1    Consent of Ernst & Young LLP, Independent Auditors (see
         page II-6)
 23.2    Consent of Cooley Godward LLP (included in Exhibit 5.1)
 23.3    Consent of McDonnell, Boehnen, Hulbert, Berghoff, Ltd.
 24.1    Power of Attorney (see page II-5)
 27.1    Financial Data Schedule

--------
+ To be filed by amendment.
* Confidential treatment being sought for portions of this document.